Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of September 10, 2003

by and among

HARRAH’S ENTERTAINMENT, INC.,

HORSESHOE GAMING HOLDING CORP.

and

each of the stockholders of Horseshoe Gaming Holding Corp.

i

EXHIBITS

Exhibit A	Sellers
Exhibit B-1	Adjustment Escrow Agreement
Exhibit B-2	Indemnification Escrow Agreement
Exhibit B-3	Deposit Escrow Agreement
Exhibit B-4	Severance Escrow Agreement
Exhibit C	Non-Competition
Exhibit D	License Agreement

SCHEDULES

Schedule 1.3(a)(iii)	Capital Expenditures
Schedule 1.3(b)	Sellers’ Representative Certificate
Schedule 1.7(a)(ii)	Resigning Directors and Officers
Schedule 2.1	Equity Spreads
Schedule 3.7(d)	Reference Balance Sheet
Schedule 6.16(c)	Employees with payments due under Retention Bonus Plan
Schedule 6.16(d)	Employees with Executive Severance Agreements
Schedule 7.3(d)	Consents, Approvals and Authorizations
Schedule 9.2(a)	Seller Indemnifying Parties

TABLE OF DEFINED TERMS

Terms

Cross Reference in Agreement

8.625% Indenture	Section 10.2
AAA	Section 9.5(b)
Actuarial Report	Section 6.17(a)
Acquired Companies	Section 10.2
Acquisition Proposal	Section 6.3(a)
Adjustment Escrow	Section 1.3(e)
Adjustment Escrow Agreement	Section 1.3(e)
Affiliate	Section 10.2
Agreement	Preamble
Ancillary Agreement	Section 10.2
Argosy Agreement	Section 3.7(j)
Auditor	Section 1.3(e)
Beginning of the Closing Gaming Day	Section 10.2
Bossier Casino	Section 10.2
Bossier Corp.	Section 3.7(a)
Budget	Section 6.1
Cap	Section 9.6
Capital Expenditure Amount	Section 1.3(a)
Cash Adjustment Amount	Section 10.2
Casino Properties	Section 6.1
CCPI	Section 3.7(b)
Claim	Section 10.1(a)
Closing	Section 1.2
Closing Balance Sheet	Section 1.3(e)
Closing Date	Section 1.2
Closing Payment	Section 1.3(d)
Code	Section 10.2
Company	Preamble
Company Benefit Plans	Section 3.14(a)
Company Board	Section 2.1
Company Class A Common Stock	Section 3.2(a)
Company Class B Common Stock	Section 3.2(a)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Equity Plans	Section 2.1
Company Gaming Laws	Section 10.2
Company Leased Property	Section 3.8(a)
Company Material Adverse Effect	Section 10.2
Company Material Contracts	Section 10.2
Company Owned Property	Section 3.8(a)
Company Pension Plans	Section 3.14(a)
Company Permits	Section 3.16(a)

Terms	Cross Reference in Agreement

Company Real Property	Section 3.8(a)
Company SEC Reports	Section 3.4(a)
Company Welfare Plans	Section 3.14(a)
Confidentiality Agreement	Section 6.4(b)
Contract	Section 10.2
D&O Indemnified Parties	Section 6.7(a)
Damages	Section 9.2(a)
Deferred Compensation Plan	Section 6.16(e)
Deposit	Section 1.5(a)
Deposit Escrow Account	Section 1.5(a)
DGCL	Section 3.18
Dispute Notice	Section 1.3(e)
Disregarded Subsidiary	Section 10.2
Domestic Corporate Subsidiary	Section 10.2
Encumbrances	Section 10.2
Environmental Laws	Section 10.2
Environmental Permits	Section 10.2
Equity Interest	Section 10.2
Equity Spreads	Section 2.1
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Escrow Agent	Section 1.3(e)
Estimated Transaction Consideration	Section 1.3(d)
Exchange Act	Section 3.4(a)
Executive Severance Agreements	Section 10.2
Final Allocation	Section 1.6(b)
Final Closing Balance Sheet	Section 1.3(e)
First Release Date	Section 1.4
GAAP	Section 3.4(b)
Gaming Authorities	Section 10.2
Governmental Entity	Section 3.3(c)
Hammond Casino	Section 10.2
Hammond Development Agreement	Section 10.2
Hammond Expansion Project	Section 6.1
Hammond License Agreement	Section 10.2
Hammond Payments	Section 1.3(a)
Hammond Tax Indemnification Agreement	Section 3.7(j)
Hazardous Substances	Section 10.2
Horseshoe Employee	Section 6.16(c)
Horseshoe License	Section 3.1
HSR Act	Section 3.3(c)
Income Tax	Section 10.2
Income Tax Return	Section 10.2
Indebtedness	Section 10.2

v

Terms

Cross Reference in Agreement

Indemnification Escrow Agreement	Section 1.4
Indemnification Escrow	Section 1.4
Indemnified Parties	Section 9.2(a)
Indemnifying Parties	Section 9.2(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 10.2
Intellectual Property License Agreement	Section 3.10
IRS	Section 10.2
“knowledge”	Section 10.2
Law	Section 10.2
Lease Documents	Section 3.8(c)
Liabilities	Section 10.2
License Agreement	Section 1.7(a)
Liens	Section 3.9
Material Intellectual Property	Section 3.10
Multiemployer Plan	Section 3.14(c)
Non-Competition Agreement	Section 1.7(a)
Non-Income Tax	Section 10.2
Non-Income Tax Return	Section 10.2
Notice	Section 9.3
Objection Notice	Section 9.5(a)
Options	Section 2.1
Organizational Documents	Section 3.1
Outside Date	Section 8.1(b)
Parent	Preamble
Parent Gaming Laws	Section 10.2
Parent Material Adverse Effect	Section 10.2
Parent Plan	Section 6.16(c)
Participant	Section 6.16(e)
Partnership Subsidiary	Section 10.2
Per Diem Taxes	Section 9.2(b)
Person	Section 3.10
Pre-Closing Tax Period	Section 10.2
Post-Closing Tax Period	Section 10.2
Proposed Allocation	Section 1.6(a)
Red Oak	Section 6.17(a)
Reference Balance Sheet	Section 3.7(d)
Regulatory Conditions	Section 8.1(b)
Releasee	Section 10.1(a)
Releasor	Section 10.1(a)
Representatives	Section 6.3(a)
Retention Bonus Plan	Section 10.2
SARs	Section 2.1
SEC	Section 10.2

Terms

Cross Reference in Agreement

Second Release Date	Section 1.4
Section 338 Elections	Section 6.9(a)
Section 338 Forms	Section 6.9(b)
Securities Act	Section 3.4(a)
Seller Disclosure Letter	Article IV
Sellers	Preamble
Sellers Majority	Section 9.8(a)
Sellers’ Representative	Section 9.8(a)
Sellers’ Representative Certificate	Section 1.3(b)
Sellers’ Tax Cost	Section 10.2
Settlement Agreements	Section 3.16(b)
Severance Escrow	Section 1.5(b)
Severance Escrow Agreement	Section 1.5(b)
Severance Escrow List	Section 6.16(d)
Shares	Preamble
Stockholders Agreement	Section 3.2(b)
Straddle Period	Section 10.2
Subsidiary	Section 10.2
Survey	Section 3.8(b)
Tax Claim	Section 9.2(b)
Taxes	Section 10.2
Tax Period	Section 10.2
Tax Return	Section 10.2
Third Party Claim	Section 9.4
Threshold	Section 9.6
Title Policies	Section 3.8(b)
Total Transaction Consideration	Section 1.3(a)
Transfer Taxes	Section 10.2
Tunica Casino	Section 10.2
Tunica CC&R’s	Section 10.2
VEBAs	Section 3.14(a)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2003, by and among HARRAH’S ENTERTAINMENT, INC., a Delaware corporation (“Parent”), those parties listed on Exhibit A hereto (each, a “Seller” and, collectively, the “Sellers”) and HORSESHOE GAMING HOLDING CORP., a Delaware corporation (the “Company”).

WHEREAS, the Sellers are the owners of all the outstanding shares of Class A Common Stock and Class B Common Stock of the Company (collectively, the “Shares”); and

WHEREAS, the Sellers desire to sell, and Parent desires to purchase, the Shares for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
SALE AND TRANSFER OF SHARES; CLOSING

Section 1.1                                   Basic Transaction.  On the terms and subject to conditions of this Agreement, Parent agrees to purchase from each Seller, and each Seller agrees to sell to Parent, all of his, hers or its Shares for the consideration specified below in this Article I.

Section 1.2                                   Closing.  Unless this Agreement has been terminated pursuant to Section 8.1, upon the terms and subject to the conditions set forth in this Agreement, the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., California time, on the third business day after the satisfaction or (to the extent permitted by applicable law and this Agreement) waiver of the conditions set forth in Article VII (other than those conditions to be satisfied or waived at the Closing), at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or at such other time, date or place agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3                                   Purchase Price.

(a)                                  Transaction Consideration.  The Sellers shall collectively be entitled to a total transaction consideration equal to (i) $915,000,000, plus (ii) the Cash Adjustment Amount, plus (iii) the aggregate amount of cash expended by the Company and its Subsidiaries on or after the date hereof and up to the Beginning of the Closing Gaming Day in accordance with the Budget for capital improvement expenditures in respect of the Hammond Expansion Project (the “Hammond Payments”) and capital improvement expenditures at the Casino Properties, in each case, which are listed on Schedule 1.3(a)(iii) and other growth oriented capital expenditures that Parent has consented to in writing between the date hereof and the Beginning of the Closing Gaming Day (together with the Hammond Payments, the “Capital Expenditure Amount”) plus (iv) the Sellers’ Tax Cost (the “Total Transaction Consideration”).

(b)                                 Allocation.  The Total Transaction Consideration, when and as received, less the Equity Spreads, the Sellers’ Tax Cost and the Severance Escrow, shall be allocated among the Sellers holding Shares of Class A Common Stock and/or Class B Common Stock on an equal per share basis, as evidenced by a certificate signed by the Sellers’ Representative in the form set forth as Schedule 1.3(b) hereto (the “Sellers’ Representative Certificate”), certifying as to the allocation of the Total Transaction Consideration.  The Sellers’ Tax Cost that is attributable to a Seller shall be allocated to such Seller.

(c)                                  Equity Spreads.  The holders of Options and SARs shall collectively be entitled to the Equity Spreads and in the amount set forth on Schedule 2.1.  The Equity Spreads shall be allocated among the holders of Options and SARs based on the equity spread for each such Option or SAR, as evidenced by the Sellers’ Representative Certificate (subject to Section 2.1 hereof).  The amount of the Equity Spreads are included within the Total Transaction Consideration and nothing in this Agreement shall be interpreted to require Parent to make an additional payment to the holders of SARs and/or Options.

(d)                                 Estimated Transaction Consideration.  For purposes of the Closing, Parent shall, after consultation with the Company, make a good-faith estimate (the “Estimated Transaction Consideration”) of the Total Transaction Consideration based on (i) the estimated amounts of (A) the Cash Adjustment Amount after a review of the most recent ascertainable financial information of the Company and its Subsidiaries presented by the Company three (3) business days prior to the Closing Date and (B) the Capital Expenditure Amount for which detailed records and a reconciliation to Schedule 1.3(a)(iii) are presented by the Company and (ii) the Sellers’ Tax Cost (as determined pursuant to Sections 1.6(a) and (c)).  The Estimated Transaction Consideration minus the Indemnification Escrow, the Severance Escrow and the Adjustment Escrow is referred to herein as the “Closing Payment.”

(e)                                  Adjustment Escrow and Determination of Total Transaction Consideration.

(i)                                     Prior to the Closing, Parent shall appoint a bank or trust company or other entity reasonably satisfactory to the Company to act as the escrow agent (the “Escrow Agent”) and on the Closing Date, each of Parent and the Sellers’ Representative shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit B-1 (the “Adjustment Escrow Agreement”).  On the Closing Date, an amount equal to twenty percent (20%) of the estimated (A) Cash Adjustment Amount, (B) Capital Expenditure Amount and (C) Sellers’ Tax Cost included in the calculation of the Estimated Transaction Consideration (said aggregate amount, is referred to as the “Adjustment Escrow”) shall be deposited by Parent with the Escrow Agent to be held in trust in accordance with the Adjustment Escrow Agreement and the further provisions of this Section 1.3(e).

(ii)                                  Not later than thirty (30) calendar days after the Closing Date, Parent shall prepare and deliver to the Sellers’ Representative a consolidated balance sheet of the Company and its Subsidiaries dated as of the Closing Date (the “Closing Balance Sheet”), which shall set forth the Cash Adjustment Amount and the Capital Expenditure Amount as of the Beginning of the Closing Gaming Day.  The Closing Balance Sheet shall be prepared in accordance with GAAP, as applied in preparation of the Reference Balance Sheet, and in all other respects consistent with the Reference Balance Sheet.

(iii)                               If Sellers’ Representative agrees with the Cash Adjustment Amount and the Capital Expenditure Amount as set forth on the Closing Balance Sheet, then the Closing Balance Sheet as prepared by Parent shall be the final and binding consolidated balance sheet of the Company and its Subsidiaries dated as of the Closing Date (the “Final Closing Balance Sheet”).  If Sellers’ Representative disagrees with the Cash Adjustment Amount or the Capital Expenditure Amount as set forth on the Closing Balance Sheet, it shall notify Parent of such disagreement in writing specifying in detail the amount of such disagreement, the item or items disagreed with and the financial records or information supporting his or her position (the “Dispute Notice”) within thirty (30) calendar days after receipt of the Closing Balance Sheet by the Sellers’ Representative.  Parent and the Sellers’ Representative shall use their reasonable best efforts for a period of thirty (30) calendar days after Parent’s receipt of the Dispute Notice (or such longer period as Parent and Sellers’ Representative shall mutually agree upon) to resolve any disputes raised by Sellers’ Representative with respect to the calculation of the Cash Adjustment Amount or the Capital Expenditure Amount, as applicable, as set forth on the Closing Balance Sheet, and Sellers’ Representative and Parent shall provide information to the other party (as reasonably requested) related to the items of disagreement set forth in the Dispute Notice, and Sellers’ Representative and its agents shall have all reasonable rights of access to the corporate records of the Company and its Subsidiaries.  If, at the end of such thirty-day period, Parent and Sellers’ Representative are unable to resolve such disagreements, the Sellers’ Representative and Parent jointly shall select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Parent or any of their respective Affiliates) to resolve any remaining disagreements.  If the Sellers’ Representative and Parent are unable to jointly select such independent auditor within ten (10) calendar days after such thirty-day period, each party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to the Company or Parent or any of their respective Affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the “Auditor”).  In connection with the resolution of any dispute regarding the Final Closing Balance Sheet, each Auditor shall have access to all documents, records, workpapers, facilities and personnel reasonably necessary to perform its function as the Auditor.  Parent and the Sellers’ Representative shall use their reasonable best efforts to cause the Auditor to make its determination within thirty (30) calendar days of its selection.  The determination by the Auditor of the Final Closing Balance Sheet shall be final, binding and conclusive on the parties.  The fees and expenses of the Auditor shall be borne by Parent and Sellers equally.

(iv)                              Within five (5) calendar days of the determination of the Total Transaction Consideration (including Sellers’ Tax Cost as determined pursuant to Sections 1.6(b) and (c)):

(A)                              if the Total Transaction Consideration is in excess of the Estimated Transaction Consideration, then (i) the Escrow Agent shall disburse the funds held in the Adjustment Escrow to the Sellers and (ii) Parent shall promptly pay the difference of the Total Transaction Consideration over the Estimated Transaction Consideration to the Sellers; or

(B)                                if the Total Transaction Consideration is less than the Estimated Transaction Consideration, then (i) the Escrow Agent shall pay the difference between the Estimated Transaction Consideration and the Total Transaction Consideration to Parent in accordance with the terms of the Adjustment Escrow Agreement, (ii) the Escrow Agent shall disburse the remaining balance, if any, of the Adjustment Escrow to Sellers and (iii) if there shall be no remaining balance in the Adjustment Escrow and there shall be a deficiency due to Parent, then the deficiency, if any, of (1) the difference between the Estimated Transaction Consideration and the Total Transaction Consideration less (2) the Adjustment Escrow, shall be paid promptly by the Sellers’ Representative to Parent.

In determining the amount to be paid to each Seller or each Seller’s share of the amount to be paid to Parent pursuant to this Section 1.3(e)(iv), due effect will be given to each Seller’s specific allocable share of the Sellers’ Tax Cost as determined pursuant to Sections 1.3(b) and 1.6.

(v)                                 All payments to be made to Sellers pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by the Sellers’ Representative and shall be allocated among the Sellers as provided in Section 1.3(b).  All payments to be made to Parent pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

Section 1.4                                   Indemnification Escrow.  On the Closing Date, each of Parent and the Sellers’ Representative shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit B-2 (the “Indemnification Escrow Agreement”).  On the Closing Date, Parent shall deposit with the Escrow Agent a portion of the Total Transaction Consideration otherwise payable to the Sellers at the Closing equal to $91,500,000 (the “Indemnification Escrow”).  The Indemnification Escrow shall be held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement.  Pursuant to the Indemnification Escrow Agreement, the Indemnification Escrow shall be released by the Escrow Agent as follows:

(i)                                     On the first anniversary of the Closing Date (the “First Release Date”), in accordance with the terms of the Indemnification Escrow Agreement, the Escrow Agent shall release from the Indemnification Escrow and pay to the Sellers’ Representative an amount equal to seventy-five percent (75%) of the Indemnification Escrow minus any amounts of any indemnity claims made pursuant to Article IX (whether or not such indemnity claims have been determined to be valid) as of such First Release Date, which amount shall be distributed by the Sellers’ Representative to the Sellers on an equal per share basis; and

(ii)                                  On the second anniversary of the Closing Date (the “Second Release Date”), in accordance with the terms of the Indemnification Escrow Agreement, the Escrow Agent shall release and pay to the Sellers’ Representative all remaining amounts then contained in the Indemnification Escrow minus any amounts of any indemnity claims made pursuant to Article IX (whether or not such indemnity claims have been determined to be valid) as of such Second Release Date, which amount shall be distributed by the Sellers’ Representative to the Sellers on an equal per share basis.  To the extent the Sellers’ Representative disagrees with the amounts determined under clauses (i) and (ii), the dispute shall be submitted to mediation pursuant to Section 9.5.  A portion of the balance of the amounts remaining in the

Indemnification Escrow shall be paid to the Sellers’ Representative as each claim remaining after the Second Release Date is resolved, with the portion to be repaid being equal to the amount retained in the Indemnification Escrow  in respect of the resolved claim.  At such time as all remaining claims have been resolved, all remaining amounts in the Indemnification Escrow shall be released and paid to the Sellers’ Representative.

Section 1.5                                   Deposit; Severance Escrow.

(a)                                  Upon execution of this Agreement, Parent shall deposit $75,000,000 (the “Deposit”) with the Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B-3 (the “Deposit Escrow Agreement”) executed and delivered by each of Parent and the Sellers’ Representative.  The Deposit shall be payable, in full or in part, to the Company as set forth in Sections 8.2(e) and (f), if applicable.  Upon the Closing or termination of this Agreement in a manner which does not result in the full or partial payment of the Deposit to the Company pursuant to Section 8.2(e) or (f), the Deposit or the balance thereof, as applicable, shall be released to Parent promptly pursuant to the terms of the Deposit Escrow Agreement.

(b)                                 At the Closing, Parent shall deposit a portion of the Total Transaction Consideration otherwise payable to the Sellers at the Closing equal to $22,821,532 (the “Severance Escrow”) with the Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B-4 (the “Severance Escrow Agreement”) executed and delivered by each of Parent and the Sellers’ Representative (provided that to the extent the amount to be paid to employees pursuant to the Retention Bonus Plan and the Executive Severance Agreements, as calculated on the Closing Date, increases as a result of increases in employee compensation prior to Closing (as permitted by Section 6.1(v)), then the amount of the Severance Escrow shall be correspondingly increased).  The Severance Escrow shall be released to Parent or Sellers’ Representative for the benefit of, and distribution to, the beneficiaries of the Severance Escrow as set forth in Section 6.16(c) and (d) promptly pursuant to the terms of the Severance Escrow Agreement.

Section 1.6                                   Allocation of Purchase Price and Determination of Sellers’ Tax Cost.

(a)                                  At least thirty (30) calendar days prior to the Closing Date, Parent shall prepare a proposed determination of the ADSP (as defined in applicable Treasury Regulations under Section 338) and allocation of the ADSP to the assets of the Company (and among the assets of the Acquired Companies, where applicable) and other relevant items (the “Proposed Allocation”) and shall deliver the Proposed Allocation, along with a copy of the appraisals, if any, on which such Proposed Allocation is based, to the Sellers’ Representative.  Parent and the Sellers’ Representative each agrees to consult in good faith with regard to the proposed determination of the ADSP and the Proposed Allocation, provided that the Sellers’ Representative shall accept Parent’s final determination of the ADSP and the Proposed Allocation, to the extent that the ADSP and Proposed Allocation are reasonable and consistent with applicable Law.  At least fifteen (15) calendar days prior to the Closing Date, the Sellers’ Representative will provide to the Parent a schedule illustrating the calculation of the Sellers’ Tax Cost, determined in a manner consistent with the Proposed Allocation.  Parent and the Sellers’ Representative each agrees to consult in good faith with regard to the calculation of the Sellers’ Tax Cost; provided that Parent shall accept Seller’s Representative’s determination of the aggregate and each individual Sellers’

Tax Cost to the extent that such determination is reasonable and consistent with applicable Law and the principles set forth in the definition of “Sellers’ Tax Cost” provided herein.

(b)                                 Within ten (10) business days after delivery of the Final Closing Balance Sheet, Parent shall deliver to the Sellers’ Representative a schedule illustrating any adjustments to the Proposed Allocation that are required as a result of the Final Closing Balance Sheet and the actual amount of ADSP at the Closing.  The parties hereto agree to consult in good faith regarding any proposed adjustments to the Proposed Allocation; provided that the Sellers’ Representative shall accept any such adjustments to the extent that such adjustments are reasonable and consistent with applicable Law (the Proposed Allocation, when finally accepted, shall be the “Final Allocation”).  Within five (5) business days of the Sellers’ Representative’s acceptance of the Final Allocation, the Sellers’ Representative shall prepare a schedule finalizing the Sellers’ Tax Cost based upon the Final Allocation and calculated in a manner consistent with the calculation of the Sellers’ Tax Cost made pursuant to Section 1.6(a).  The parties hereto agree to consult in good faith with each other regarding any proposed adjustments to the Sellers’ Tax Cost; provided, however, Parent shall accept the final aggregate and each final individual Sellers’ Tax Cost as prepared by the Sellers’ Representative to the extent such determination is reasonable and consistent with applicable Law and the principles set forth in the definition of “Sellers’ Tax Cost” provided herein.  Once the parties agree on the calculation of the Sellers’ Tax Cost pursuant to this Section 1.6(b), the calculation shall be final, and there shall not be any further payments made between the parties relating to the Sellers’ Tax Cost other than made pursuant to Section 1.3(e)(iv).

(c)                                  Notwithstanding the foregoing, Parent and Sellers agree that the portion of the ADSP that will be allocated in the Proposed Allocation and the Final Allocation to each asset in Classes I – V (as described in the Treasury Regulations) shall be the Acquired Companies’ adjusted tax basis of such asset on the Closing Date.

Section 1.7                                   Closing Deliveries.

(a)                                  Sellers will deliver to Parent on the Closing Date:

(i)                                     certificates representing all of the Shares, duly endorsed in blank (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank, for transfer to Parent;

(ii)                                  the resignations as the directors and officers of the Company and each of its Subsidiaries of the persons named on Schedule 1.7(a)(ii);

(iii)                               the certificates required by Sections 7.3(a), (b) and (c);

(iv)                              Section 338 Forms, duly completed and executed by each of the Sellers;

(v)                                 (a) an IRS Form W-9 for each of the Sellers, duly completed and executed; (b) a statement executed by each Seller, in form and substance satisfactory to Parent, that satisfies Parent’s obligations under Treasury Regulation Section 1.1445-2(b)(2), and (c) state Tax clearance certificates or any other document(s) which may be required by any Governmental

Entity in order to relieve Parent and its Affiliates of any obligation to withhold any portion of the payments to Sellers pursuant to this Agreement;

(vi)                              the Adjustment Escrow Agreement, the Indemnification Escrow Agreement and the Severance Escrow Agreement, duly executed by the Sellers’ Representative;

(vii)                           a non-competition and non-disclosure agreement in the form attached hereto as Exhibit C, duly executed by Jack B. Binion (the “Non-Competition Agreement”);

(viii)                        a license and cooperation agreement in the form attached hereto as Exhibit D, duly executed by Jack B. Binion (the “License Agreement”);

(ix)                                the Note (as defined in that certain Note Purchase Agreement dated as of the date hereof by and between Jack B. Binion and Parent); and

(x)                                   the title policies required pursuant to Section 7.3(h).

(b)                                 Parent will deliver to Sellers on the Closing Date:

(i)                                     the Closing Payment by wire transfer of immediately available funds to an account designated by the Sellers’ Representative in writing at least three business days prior to the Closing;

(ii)                                  the certificates required by Sections 7.2(a) and 7.2(b);

(iii)                               Section 338 Forms, duly completed and executed by Parent; and

(iv)                              a copy of each of the Adjustment Escrow Agreement, the Indemnification Escrow Agreement and the Severance Escrow Agreement, duly executed by Parent and the Escrow Agent.

(c)                                  On the Closing Date, Parent also will deliver by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, the Adjustment Escrows, the Indemnification Escrow and the Severance Escrow.

ARTICLE II.
EFFECT OF THE CLOSING ON OPTIONS OF THE COMPANY

Section 2.1                                   The Company Equity Plans.  Prior to the Closing, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall adopt appropriate resolutions, amend such plans and take all other actions necessary and appropriate to provide that, immediately prior to the Closing, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Options”) or “stock appreciation right” (the “SARs”), under any stock option plan or stock appreciation right plan of the Company, including without limitation the Company Equity Incentive Plan dated as of January 1, 1999, or any other plan, agreement or arrangement (the “Company Equity Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option or SAR shall be entitled to receive from the Company in cancellation thereof a payment in cash (subject to applicable Income Tax withholding, and other Taxes required by applicable

Law to be withheld) in an amount equal to (i) the excess of (A) an amount equal to (1) the sum of (x) the Estimated Transaction Consideration, less the Sellers’ Tax Cost included therein, less $50,000,000 to pay expenses incurred by the Company and the Sellers’ Representative in connection with the transactions described in this Agreement and other Liabilities of the Company and the Sellers’ Representative, less the amount of the payments made to employees of the Acquired Companies pursuant to Section 6.16(c), plus (y) the sum of the aggregate per share strike price of each SAR (as defined or specified in the agreement evidencing such SAR), divided by (2) the sum of (x) the total number of shares of Class A Common Stock and Class B Common Stock outstanding on the Closing Date plus (y) the number of shares of Company Common Stock subject to SARs, over (B) the aggregate strike price of such SAR, multiplied by (ii) the number of shares of the Company Common Stock subject to such cancelled Option or cancelled SAR (such amount in the aggregate is referred to herein as the “Equity Spreads”); provided, however, that a holder of a SAR which has been issued in tandem with an Option shall receive the Equity Spread with respect to the SAR only and not the Option.  The amount of the Equity Spreads is set forth on Schedule 2.1.  The Equity Spreads shall be paid by the Sellers’ Representative on behalf of the Company in cash concurrently with the Closing, and shall be paid from the Closing Payment; provided, that the Sellers’ Representative shall have the authority to retain all or a portion of the Equity Spreads until the final calculation of the Total Transaction Consideration has been completed.  From and after the Closing, there shall be no outstanding and exercisable Options or SARs.  The Company Equity Plans and any and all other agreements, plans, programs or arrangements of the Company and its Subsidiaries that provide for the issuance or grant of Options or SARs or any other interest in respect of the capital stock of the Company or capital stock of or other ownership interest in any of its Subsidiaries shall terminate as of the Closing.  Immediately following the Closing, no holder of an Option or SAR or any participant in the Company Equity Plans or any other agreement, plan, program or arrangement of the Company shall have any right thereunder to acquire equity securities or other ownership interests of the Company or any Subsidiary thereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”).

Section 3.1                                   Organization of the Company and its Subsidiaries.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties to carry on its business as now being conducted and as proposed to be conducted prior to the Closing.  Except as set forth on Section 3.1 of the Company Disclosure Letter, each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to Parent a true and correct copy of the Certificate of Incorporation, Bylaws, partnership agreements or other operating agreements of the Company and each of its Subsidiaries (collectively, the “Organizational Documents”), in each case as amended to the date of this Agreement.  Neither the Company nor any of its Subsidiaries is in violation of its Organizational Documents.  True and complete copies of all minute books of the Company and its Subsidiaries have been made available to Parent.  Section 3.1 of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company, and their respective jurisdiction of organization.  The Company holds of record and owns beneficially, free and clear of all security interests, Liens and Encumbrances, 490 shares of the common stock of Horseshoe License Company, a Nevada Corporation (“Horseshoe License”), except as set forth in the Articles of Incorporation of Horseshoe License.  Neither the Organizational Documents of the Company or the Company’s Subsidiaries contain any provision that would limit or otherwise restrict the ability of Parent, following the Closing, from owning or operating the Company, or any Subsidiary of the Company, and such ownership or operation of a Subsidiary of the Company shall be on the same basis as the Company immediately prior to the date hereof.  Except as set forth in the Company SEC Reports filed prior to the date hereof or as disclosed in Section 3.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in the Company or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 3.2                                   Capitalization.

(a)                                  The authorized capital stock of the Company consists of 50,000 shares of the Company common stock, consisting of 40,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Company Class A Common Stock”), and 10,000 shares of the Company’s Class B Common Stock, par value $0.01 per share (“Company Class B Common Stock” and, together with the Company Class A Common Stock, “Company Common Stock”).  The Company does not have preferred stock authorized.  As of the date hereof, (i) 13,335.586180 shares of the Company Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights and (ii) 9,779.223079 shares of the Company Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Letter sets forth (i) the number of shares of the Company Common Stock reserved for issuance upon exercise of Options and (ii) the number of SARs granted and outstanding as of the date hereof.  Each SAR listed on Section 3.2(a) of the Company Disclosure Letter represents the right to receive in cash a payment equal to the appreciation in a number of units each representing one two thousandth (0.0005) of a share of Company Class A Common Stock.  Section 3.2(a) of the Company Disclosure Letter also sets forth, for the Company Equity Plans, the dates on which Options or SARs under such plans were granted, the number of Options and SARs granted on each such date and the exercise price thereof.  As of the date of this Agreement, except as set forth on Section 3.2(a) of the Company Disclosure Letter, the Company has not granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the value of shares of the Company Common Stock.  Except as set forth on Section 3.2(a) of the Company Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the Equity Interests of any Subsidiary of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity (other than a direct or indirect wholly-owned Subsidiary of the Company) other than guarantees of bank obligations or indebtedness for borrowed money entered into in the ordinary course of business.  All of the Equity Interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as disclosed in Section 3.2(a) of the Company Disclosure Letter, all such Equity Interests are owned by the Company or another Subsidiary of the Company free and clear of all rights of first refusal, Liens, limitations on the Company’s voting rights, charges or other encumbrances or restrictions on transfer of any nature, other than imposed by the Company Gaming Laws.

(b)                                 Except for Options, SAR and other arrangements and agreements set forth in Section 3.2(a) of the Company Disclosure Letter, there are no (i) options, warrants or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, (ii) securities convertible into or exchangeable for such capital stock or other Equity Interests of the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to issue or sell any  shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or (iv) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having voting rights (or convertible into securities having such rights) issued and outstanding.  Other than the Stockholders Agreement between the Company and certain of its stockholders dated as of April 29, 1999 (the “Stockholders Agreement”), there are no voting trusts, proxies or other voting agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to the issued or unissued capital stock or other Equity Interests of the Company or its Subsidiaries.  All shares of the Company Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid, nonassessable and free of preemptive rights.

(c)                                  Section 3.2(c) of the Company Disclosure Letter sets forth all stockholders of the Company and the number of shares of the Company Common Stock owned by each Seller.  The Sellers own all of the issued and outstanding shares of Company Common Stock.  Upon the Closing, Parent shall own all of the outstanding shares of capital stock of the Company free and clear of all Encumbrances.

Section 3.3                                   Authority; No Conflict; Required Filings and Consents.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company, and no stockholder votes are necessary, to authorize this Agreement and the Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  The Company Board has passed resolutions that have (i) approved this Agreement and the Ancillary Agreement and (ii) declared advisable the transactions contemplated hereby and thereby.  This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)                                 Other than as disclosed in Section 3.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the cases of clauses (ii) or (iii) for any such violation, breach, default, loss, conflict or failure to obtain a consent or waiver which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(c)                                  No consent, approval, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental entity or instrumentality (“Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreement by the Company or the consummation by the Company or its Subsidiaries of the transactions contemplated hereby and thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (ii) any approvals and filing of notices required under the Company Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (iv) such consents, approvals, orders, authorizations, permits, registrations, declarations and filings as may be required under applicable federal and state securities Laws, and (v) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction or pursuant to any agreement with a Governmental Entity in which the Company or any of its Subsidiaries conducts any business or owns any assets the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.4                                   Public Filings; Financial Statements.

(a)                                  The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it (i) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iii) that certain indenture between the Company and U.S. Trust Company, National Association, dated as of May 11, 1999, as the case may be, since

January 1, 2000 (collectively, the “Company SEC Reports”).  Each Company SEC Report (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or if amended by a filing made prior to the date of this Agreement, then on the date of such amended filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(b)                                 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports filed prior to the date hereof (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates, and the consolidated results of its operations and cash flows for the periods, indicated (subject, in the case of unaudited interim financial statements to the absence of footnotes and normal and recurring year-end adjustments which did not, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).  The books and records of the Company and each Subsidiary of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability.

(c)                                  The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.5                                   No Undisclosed Liabilities.  Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2002 included in the Company’s Form 10-K for the year ended December 31, 2002, including the notes thereto, none of the Company or any of its consolidated Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for Liabilities incurred in the ordinary course of business since December 31, 2002 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect

Section 3.6                                   Absence of Certain Changes or Events.  As of the date hereof, except as disclosed in Section 3.6 of the Company Disclosure Letter, since December 31, 2002, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its material assets; (v) any split, combination or reclassification of any of the Company’s capital stock or Equity Interests of the Subsidiaries of the Company or any issuance or the authorization of any issuance of any other Equity Interest in respect of, in lieu of or in substitution for, shares of the Company’s capital stock or Equity Interests of the Subsidiaries of the Company; (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the year ended December 31, 2002); (vii) any entry into, renewal, modification or extension of, any Company Material Contract, or any other material Contract between the Company or its Subsidiaries, on the one hand, and with any other party, on the other hand, except for such Company Material Contract or other Contract made in the ordinary course of business consistent with past practice or as contemplated by this Agreement; (viii) any settlement of pending or threatened material litigation involving the Company or any of its Subsidiaries (whether brought by a private party or a Governmental Entity); or (ix) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

Section 3.7                                   Taxes.

(a)                                  The Company has been an “S corporation” within the meaning of Section 1361(a)(1) of the Code (and any comparable provision of state and local Law in each jurisdiction in which the Company is obligated to file income or franchise Tax Returns) at all times during its existence.  Each Domestic Corporate Subsidiary (other than Bossier City Land Corp. (“Bossier Corp.”)) has been a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and any comparable provision of state and local Law in each jurisdiction in which such Domestic Corporate Subsidiary is obligated to file income or franchise Tax Returns) at all times since its acquisition by the Company.  Each Partnership Subsidiary has made a valid election under Section 754 of the Code and such election has not been revoked by the Partnership Subsidiary.  Each Disregarded Subsidiary (other than Casino Computer Programming, Inc., an Indiana corporation (“CCPI”)) has been “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(ii) for federal Income Tax purposes at all times since its acquisition by the Company.

(b)                                 Other than Horseshoe GP, Inc., a Nevada corporation, and the Company (in respect of the assets of Bossier Corp. and CCPI), none of the Acquired Companies has any liability for Tax under Section 1374 of the Code (or any comparable provision of state or local Law) in connection with the deemed sale of assets of the Acquired Companies resulting from the Section 338 Elections.  Other than in respect of the assets of Bossier Corp. and CCPI, neither the Company nor any Domestic Corporate Subsidiary has, in the past ten (10) years, acquired assets from another corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(c)                                  All Tax Returns required to be filed with respect to the Acquired Companies, either separately or as part of a consolidated, combined or unitary group, have been timely filed with the appropriate Governmental Entity.  All such Tax Returns are true, correct and complete in all material respects.  None of the Acquired Companies is currently the beneficiary of any extension of time to file any such Tax Return.  The Acquired Companies have delivered or otherwise made available to Parent complete and accurate copies of all Tax Returns of the Acquired Companies relating to any open Tax Periods of the Acquired Companies.

(d)                                 The Acquired Companies have timely paid all Taxes (whether or not shown on a Tax Return) that have become due.  The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the consolidated balance sheet of the Acquired Companies as of July 31, 2003 (the “Reference Balance Sheet”) attached hereto as Schedule 3.7(d) are adequate (as determined in accordance with GAAP) to cover all  Taxes accrued or payable by the Acquired Companies with respect to Tax Periods (or portions thereof) ending on or before the date thereof, irrespective of whether such Taxes have been disclosed in Section 3.7(e) of the Company Disclosure Letter.  All Taxes attributable to the period commencing on the day following the date of the Reference Balance Sheet have arisen in the ordinary course of business, and the Acquired Companies have no Liability for such Taxes in excess of the amounts paid, or the reserves established, for such Taxes, in each case, irrespective of whether such Taxes have been disclosed in Section 3.7(e) of the Company Disclosure Letter.  The Acquired Companies are in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Laws.  All Taxes that the Acquired Companies are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity.  The Acquired Companies have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Acquired Companies would have been obligated to collect or withhold Taxes.

(e)                                  Except as set forth in Section 3.7(e) of the Company Disclosure Letter, there are currently no deficiencies for Taxes that have been claimed, proposed or assessed against any of the Acquired Companies, nor are there any ongoing, pending or threatened claims, audits, investigations, examinations, or subpoenas or requests for information relating to any Liability in respect of Taxes of any Acquired Company, nor are there any matters under discussion with any Governmental Entity with respect to Taxes of any Acquired Company.  Except as set forth in Section 3.7(e) of the Company Disclosure Letter, no power of attorney has been executed by or on behalf of the Acquired Companies with respect to any matters relating to Taxes that is currently in force, and no extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Acquired Companies.  No claim has ever been made by any Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.

(f)                                    None of the Acquired Companies has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Law.  None of the assets of the Acquired Companies is required to be treated for Tax purposes as being owned by any other Person (other than another of the Acquired Companies).  None of the

Acquired Companies has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local Law) apply to any disposition of any asset of the Acquired Companies.

(g)                                 None of the Acquired Companies has requested or received any ruling from any Governmental Entity, or signed any binding agreement with any Governmental Entity, that would increase the Tax liability of any of the Acquired Companies for any Post-Closing Tax Period.  None of the Acquired Companies will be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain that would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of any of the Acquired Companies making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period.

(h)                                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(i)                                     None of the Acquired Companies has been a member of any affiliated group of corporations which has filed a combined, consolidated or unitary income Tax Return for federal, state, local or foreign Tax purposes.  None of the Acquired Companies is liable for the Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

(j)                                     Except for (1) the Agreement and Plan of Merger By and Among Argosy Gaming Company, Joliet Acquisition Corporation, Empress Casino Joliet Corporation and Horseshoe Gaming Holding Corp. dated as of April 12, 2001 (the “Argosy Agreement”), and (2) the Tax Sharing and Indemnification Agreement, dated August 13, 1998, by and among the Company, Empress Entertainment, Inc. and its stockholders a party thereto (the “Hammond Tax Indemnification Agreement”), there are no Tax sharing, indemnity, allocation or similar agreements in effect as between any of the Acquired Companies (or any predecessors thereof), on the one hand, and any other Person, on the other hand.  Except for (1) the Argosy Agreement and the (2) the Hammond Tax Indemnification Agreement, none of the Acquired Companies has any contractual obligations to indemnify any other Person with respect to Taxes.

(k)                                  The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of federal, state, local or foreign Law.

(l)                                     Other than Bossier Corp., none of the Acquired Companies has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)                               Except as set forth in Section 3.7(m) of the Company Disclosure Letter and other than pursuant to its Organizational Documents, none of the Acquired Companies is subject to any joint venture, partnership or other Contract that is treated as a partnership for Tax purposes.

Section 3.8                                   Real Property.

(a)                                  Section 3.8(a) of the Company Disclosure Letter identifies all real property owned or used by the Company and each Subsidiary of the Company (each such property, a “Company Owned Property”) and all real property on which any casino operations, casino support operations, office or administrative operations are conducted or which are otherwise material to the operation of the Company’s business leased or operated by the Company and each Subsidiary of the Company (each such leased property, a “Company Leased Property”).  Company Owned Property and Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b)                                 The Company and each Subsidiary of the Company have fee simple title (or a valid license to use) to each Company Owned Property, and a valid leasehold interest in each Company Leased Property.  To the knowledge of the Company, such title is good and marketable title and the only Liens, Encumbrances, restrictions, leases, options to purchase, options to lease, covenants, assessments, defects, claims or exceptions with respect to the Company Owned Property or the Company Leased Property are (A) the exceptions described in the Lease Documents, (B) the exceptions described in the Company SEC Reports, (C) Liens or other exceptions to title set forth in Title Policies or in the public title records or (D) set forth on Section 3.8(b) of the Company Disclosure Letter.  For purposes of this Agreement, “Title Policies” shall mean such valid owner’s and lessee’s policies of title insurance covering the Company Owned Property or Company Leased Property (as the case may be) as have been issued to the Company and are in full force and effect on the date hereof.  Section 3.8(b) of the Company Disclosure Letter identifies each Company Real Property for which the Company possesses survey(s) (each, a “Survey”) and identifies the Company Real Property which is the subject of each such Title Policy and Survey.

(c)                                  True, correct and complete copies of the documents under which the Company Leased Property is leased (the “Lease Documents”) have been provided to Parent.  The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Company or any Subsidiary of the Company in the Company Leased Property or otherwise relating to the use and occupancy of the Company Leased Property.  None of the Company, its Subsidiaries or, to the Company’s knowledge, any other party, is in material default under the Lease Documents, and, to the Company’s knowledge, no defaults (whether or not subsequently cured) by the Company, its Subsidiaries or any other party have been alleged in writing thereunder.  To the knowledge of the Company, (A) each landlord named in any of the Lease Documents is not in default thereunder, and (B) no defaults (whether or not subsequently cured) by such landlord have been alleged thereunder.

(d)                                 (A) To the knowledge of the Company, no Company Real Property is in material violation of any applicable Laws, regulations or restrictions; and (B) there are no material defects in the physical condition of the Company Real Property or the improvements located on the Company Real Property, except to the extent that any such violation or defect would not be reasonably expected to have a material adverse effect on such individual Company Owned Property or Company Leased Property.

(e)                                  Except as set forth in Section 3.8(e) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has received any written notice of, or has any knowledge of, any action, proceeding or litigation pending, or, to the knowledge of the Company, threatened (A) to take all or any portion of the Company Real Property, or any interest therein, by eminent domain; (B) to modify the zoning of, or other governmental rules or restrictions applicable to, the Company Real Property or the use or development thereof; (C) otherwise relating to the Company Real Property or the interests of the Company and any Subsidiary of the Company therein, which would, individually or in the aggregate, be reasonably be expected to have a Company Material Adverse Effect on the ability of the Company or its Subsidiaries to use, own, improve, develop and/or operate any individual Company Owned Property or Company Leased Property.

(f)                                    Except as set forth in Section 3.8(f) of the Company Disclosure Letter, to the knowledge of the Company, no portion of the Company Real Property or the roads immediately adjacent to and currently utilized to access the Company Real Property:  (A) was the former site of any public or private landfill, dump site, retention basin or settling pond; (B) was the former site of any oil or gas drilling operations; (C) was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals; (D) based on title reports and surveys, is in a flood zone or (E) is a wetland restricted against use and development.

(g)                                 The parcels constituting the Company Owned Property are assessed separately from all other adjacent property not constituting the Company Owned Property for purposes of real property taxes assessed to, or paid by, the Company.  To the knowledge of the Company, each of the parcels of the Company Owned Property complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements, without reliance on property not constituting Company Real Property.

(h)                                 The Company Real Property is connected to and serviced by water, sewage disposal, gas and electricity facilities which are adequate for the current use of such Company Real Property and all material systems (including, without limitation, heating, air conditioning, electrical, plumbing and fire/life safety systems) for the current use of the Company Real Property are operable and in good condition (ordinary wear and tear excepted), except to the extent that the lack of any such system or the failure of the property to be in good condition would not reasonably be expected to be materially adverse to any individual Company Owned Property or Company Leased Property.

(i)                                     There are no commitments to or agreements with any Governmental Entity or agency (federal, state or local) affecting the use or ownership of the Company Real Property which are not described in the Company SEC Reports, the Company Disclosure Letter or herein.

(j)                                     Except as set forth in Section 3.8(j) of the Company Disclosure Letter, there are no Contracts outstanding for the sale, exchange, encumbrance, lease or transfer of any of the Company Real Property, or any portion of it, or the businesses operated by the Company or any of its Subsidiaries thereon.  Except as set forth in Section 3.8(j) of the Company Disclosure Letter, there are no material agreements relating to the use and occupancy of the Company Owned Property.

(k)                                  The Company has delivered or made available for review to Parent copies of (A) all Title Policies and/or any updated preliminary title reports, commitments or lender’s policies of title insurance in the Company’s possession or control relating to the Company Real Property, (B) all Surveys and (C) all building condition or engineering property reports with respect to the Company Real Property that the Company has in its possession.

(l)                                     The Company and each Subsidiary of the Company has in all material respects performed all past and current obligations required to be performed by it under the Hammond Development Agreement, the Hammond License Agreement and the Tunica CC&R’s, together with any and all amendments thereto.  There is no material breach or violation of or default by the Company or any of its Subsidiaries under the Hammond Development Agreement, the Hammond License Agreement and the Tunica CC&R’s, together with any and all amendments thereto, whether or not such breach, violation or default has been waived, and no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under, the Hammond Development Agreement, the Hammond License Agreement and the Tunica CC&R’s, together with any and all amendments thereto.

(m)                               The Company and each of its Subsidiaries has obtained all appropriate certificates of occupancy, easements and rights of way, including proofs of dedication, required to use and operate the Company Real Property in the manner in which the Company Real Property is currently being used and operated, except for such certificates, easements or rights of way that are ministerial in nature and normally issued in due course upon the application therefor without further action of the applicant.  True and complete copies of all such certificates, permits and licenses have been provided to Parent.  The Company and each of its Subsidiaries has all approvals, permits and licenses (including without limitation all Environmental Permits) necessary to own and operate the Company Real Property as currently owned and operated, and no such approvals, permits or licenses necessary to own and operate the Company Real Property (except for such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon the application therefor without any further action by the applicant) will be required (A) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreement or (B) except for the Company Permits, for the Company and each of its Subsidiaries to continue to own and operate the Company Real Property in the same manner as of the date of this Agreement.

Section 3.9                                   Title to Personal Property; Liens.  The Company and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its tangible personal properties and assets (including all riverboats and slot machines operated by the Company and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted.  All security interest, mortgages, leases or other monetary liens or encumbrances with respect to any such riverboats, slot machines or other tangible personal property or assets are disclosed in Section 3.9 of the Company Disclosure Letter.  Such tangible personal assets and properties are sufficiently free of non-monetary Liens and encumbrances to allow each of the Company and its Subsidiaries to conduct, and continue to conduct, its business as and where currently conducted and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement will not alter or impair such ability in any material respect.  There are no defects in the physical condition or operability of such tangible personal assets and properties which would impair the use of such assets and properties as and where such assets and properties are currently used in any material respects.

Section 3.10                            Intellectual Property.  The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all material Intellectual Property used in the businesses of the Company and each Subsidiary of the Company in substantially the same manner as such businesses are conducted on the date hereof (“Material Intellectual Property”).  Except as set forth in Section 3.10 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Intellectual Property, (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (B) no individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act) (each, a “Person”) has given written notice to the Company or any Subsidiary of the Company that the use of any Material Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party of which the Company has knowledge, (D) (i) neither the Company nor any Subsidiary of the Company has performed prior acts or is engaged in current conduct or use, or (ii) to the knowledge of the Company, there exists no prior act or current use by any third party, that would void or invalidate any Material Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement that the Company is party to and that concerns any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property.  Pursuant to that certain Exclusive License Agreement dated as of July 2, 1998, by and between Horseshoe Gaming, L.L.C. and Horseshoe License (the “Intellectual Property License Agreement”), the Company has an exclusive, irrevocable, fully paid license to use the Property (as defined in the Intellectual Property License Agreement) in perpetuity anywhere in the world, except for the State of Nevada.

Section 3.11                            Agreements, Contracts and Commitments.

(a)                                  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as disclosed in Section 3.11(a) of the Company Disclosure Letter or as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) Contract instrument relating to Indebtedness in an amount exceeding $50,000, (ii) partnership, joint venture or limited liability or management or operating agreement with any Person (other than as between the Company and its wholly-owned Subsidiaries), (iii) Contract relating to any merger, stock purchase, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of the Company or any of its Subsidiaries outside the ordinary course of business, other than any confidentiality agreement entered into in connection therewith, (iv) other Contract to be performed after the date hereof which would be a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) Contract relating to any “strategic alliances” (i.e., cross-marketing, affinity relationships, etc.),  (vi) Contract which restricts (geographically or otherwise) the conduct of any line of business by the Company or any of its Subsidiaries, or contains a non-compete or exclusivity provision, (vii) Contract which any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (viii) Contract that involves annual expenditures in excess of $50,000 and is not cancelable within twelve (12) months or (ix) Contract which is between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any of its executive officers or directors (or any relative or immediate family member of any executive officer or director of the Company or any Subsidiary of the Company), on the other hand.

(b)                                 Except as disclosed in Section 3.11(b) of the Company Disclosure Letter, (i) each of the Company Material Contracts is valid and binding upon the Company or any of its Subsidiaries, as the case may be (and, to the Company’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) the Company and each Subsidiary of the Company has in all respects performed all obligations required to be performed by it as of the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, (iii) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Material Contracts, whether or not such breach, violation or default has been waived, and (iv) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under, any of the Company Material Contracts, except for such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a Lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), alone or in the aggregate with other such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), would be reasonably likely to have a Company Material Adverse Effect.

Section 3.12                            Litigation.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.12 of the Company Disclosure Letter, (a) there is no action, suit or proceeding, claim, arbitration or investigation against the Company, or any of its Subsidiaries pending, or as to which the Company, or any of its Subsidiaries has received any written notice of assertion or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, or for which the Company or any of its Subsidiaries is obligated to indemnify a third party, that, individually or in the aggregate, would be reasonably likely to (i) be material to the Company or any of its Subsidiaries or (ii) prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against the Company or any of its Subsidiaries that would be reasonably likely to have any effect referred to in clauses (i) or (ii) above.

Section 3.13                            Environmental Matters.  Except as disclosed on Section 3.13 of the Company Disclosure Letter:

(a)                                  The Company and each Subsidiary of the Company is now and always has been in compliance with all Environmental Laws in all material respects.

(b)                                 The Company and each Subsidiary of the Company holds all Environmental Permits necessary to conduct their current operations, all the Environmental Permits are in full force and effect, and the Company and each Subsidiary of the Company is now and always has been in compliance with all the Environmental Permits, except where any failure to comply, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(c)                                  Neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, no third party, has used, generated, treated, stored, transported, disposed of, released or handled any Hazardous Substances and, to the knowledge of the Company, no Hazardous Substance is otherwise existing on, under, about, or emanating from or to, any property that has been owned, leased or operated by either the Company or by any Subsidiary of the Company except in full compliance with all applicable Environmental Laws.

(d)                                 Neither the Company nor any Subsidiary of the Company has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor, to the knowledge of the Company, is there any information that could reasonably likely form the basis of any such notice or any claim.

(e)                                  Neither the Company nor any Subsidiary of the Company (1) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company or any Subsidiary of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (2) has received written notice from any third party of any pending or threatened claim by such third party against the Company or any Subsidiary of the Company for any Liability under any Environmental Law (or otherwise relating to any Hazardous Substance) arising under any indemnity or other agreement.

(f)                                    None of the real property owned or leased by the Company or any Subsidiary of the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(g)                                 There is no site to which the Company or any Subsidiary of the Company has transported or arranged for the transport of Hazardous Substances that, to the knowledge of the Company, is the subject of any environmental action.

(h)                                 True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted by (or on behalf or for the benefit of) the Company or any Subsidiary of the Company respecting any Company Real Property, or such other reports, if any, conducted by third parties with respect to any Company Real Property which are in the possession or control of the Company or any Subsidiary of the Company, have been provided to Parent.

Section 3.14                            Employee Benefit Plans.

(a)                                  Section 3.14(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iv) employee benefit provisions in employment or consulting Contracts, termination and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.14, all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code (“ERISA Affiliate”) (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as “Company Benefit Plans”).  None of the Company or, to the knowledge of the Company, any other Person or entity, has any legally enforceable commitment to modify, change or terminate any  Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto currently in effect, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 or 990 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the  Department of Labor Delinquent Filer Program.

(b)                                 Each Company Benefit Plan (including any related trust) complies in all material respects in form with the requirements of applicable law, including ERISA and the Code and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans required to be made as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.  With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)                                  (A) Each Company Pension Plan which is a Company Benefit Plan and which is intended to qualify under Section 401(a) of the Code, has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Pension Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and each VEBA which is a Company Benefit Plan has been determined by the IRS to be exempt from federal income tax under Section 501(c)(9) of the Code, and to the Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust or VEBA, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material Liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability (other than (i) Liability for ordinary administrative expenses typically incurred in a termination event or (ii) if such plan is subject to Part 2 of Subtitle B of Title I of ERISA, Liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such Liability or such Liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) that could result in material Liability to the Company or any ERISA Affiliate, (E) no Company Benefit Plan is subject to Title IV of ERISA (other than a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”)) and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA (other than Multiemployer Plan), (F) no material Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material Liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any material Lien arising under Section 302 of ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any material Liability under ERISA Section 502, (I) with respect to each Company Benefit Plan, all material tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and material notices and disclosures have been timely provided to participants, (J) no assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code, and (K) no excise tax in a material amount could be imposed upon the Company under Chapter 43 of the Code.

(d)                                 With respect to each Company Benefit Plan that is a Multiemployer Plan, (A) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA nor does the Company or any ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Sections 4203 and 4205 of ERISA, (B) all contributions required to be made to any such Multiemployer Plan have been timely made, and (C) to the knowledge of the Company, no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to the Company or any ERISA Affiliate.

(e)                                  The Company is, and will be immediately prior to the Closing, a “small business corporation,” as defined in Section 1361(b) of the Code but without regard to paragraph 1(c) thereof, and, except as disclosed in Section 3.14(e) of the Company Disclosure Letter no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) is or will be subject to Section 280G of the Code.

(f)                                    Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability, life insurance benefits and/or other welfare benefits and neither the Company nor any of its Subsidiaries has any obligation to provide any such benefits.  The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g)                                 The Company has no employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States.

(h)                                 The covenants not to compete, solicit or hire and the confidentiality provisions set forth in each Company Benefit Plan referred to in clause (iv) of Section 3.14(a) shall survive the termination of such Company Benefit Plan and any termination of employment following the Closing of the individual subject to such covenants and provisions.

Section 3.15                            Labor and Other Employment Matters.

(a)                                  Each of the Company and each Subsidiary of the Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours.  None of Company or any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other governmentally mandated benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth in Section 3.15(a) of the Company Disclosure Letter, none of the Company or any Subsidiary of the Company is a party to any collective bargaining or other labor union contract, agreement or other instrument applicable to Persons employed by the Company or any Subsidiary of the Company, and no collective bargaining agreement or other labor union contract, agreement or other instrument is being negotiated by the Company or any Subsidiary of the Company.  There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened which may interfere in any material respect with the respective business activities of the Company or any Subsidiary of the Company.  To the knowledge of the Company, no labor union or similar organization has otherwise been certified to represent any Persons employed by the Company or any Subsidiary of the Company or has applied to represent such employees or is attempting to organize so as to represent such employees.  None of the Company or any Subsidiary of the Company has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  None of the Company or any Subsidiary of the Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees.  Each of the Company and each Subsidiary of the Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  There are no material pending claims against the Company or any Subsidiary of the Company under any workers’ compensation plan or policy or for long term disability.  Except as set forth in Section 3.15(a) of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.  To the Company’s knowledge, no employee of the Company or any Subsidiary of the Company is in any material respect in violation of any term of any employment contract, agreement or other instrument, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary of the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.  No key employee of the Company or any Subsidiary of the Company has given notice, that such employee intends to terminate his or her employment with the Company or any Subsidiary of the Company.

(b)                                 The Company has identified in Section 3.15(b) of the Company Disclosure Letter and has made available to Parent true and complete copies as in effect as of the date of this Agreement of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Subsidiary of the Company; (B) all severance programs and policies of the Company and each Subsidiary of the Company with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Subsidiary of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth in Section 3.15(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Subsidiary of the Company or Affiliate from the Company or any Subsidiary of the Company or Affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.  No individual who is a party to an employment agreement listed in Section 3.15(b) of the Company Disclosure Letter or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor, to the knowledge of the Company, has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.  Schedules 6.16(c) and (d) set forth the Company’s best estimates of the amounts payable to the employees listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of this Agreement and the assumptions stated in Schedules 6.16(c) and (d).

(c)                                  There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder, nor are any such claims, lawsuits or arbitrations, to the knowledge of the Company, threatened, which could reasonably be expected to result in any material Liability of the Company or any Subsidiary of the Company to the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.16                            Compliance with Gaming Laws.

(a)                                  Each of the Company and its Subsidiaries, and, to the knowledge of the Company, each of their respective directors, officers and Persons performing management functions similar to officers hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including without limitation all authorizations under the Company Gaming Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard), necessary to conduct the business and operations of the Company and each of its Subsidiaries as currently conducted and as proposed to be conducted, each of which is in full force and effect in all material respects (each, a “Company Permit” and collectively, the “Company Permits”) and no event has occurred which could reasonably be likely to result in the revocation, non-renewal, modification, suspension, limitation or termination of any Company Permit that currently is in effect.  Each of the Company and its Subsidiaries, and, to the knowledge of the Company, each of their respective directors, officers and Persons performing management functions similar to officers are in compliance with the terms of the Company Permits in all material respects.  Except as disclosed in Section 3.16(a) of the Company Disclosure Letter, the businesses of the Company and its Subsidiaries are not being conducted in material violation of any Law (including, without limitation, any the Company Gaming Laws).  The Company has received no written notice of any investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries that is pending, and, to the knowledge of the Company, no investigation or review is threatened.

(b)                                 Except as disclosed in Section 3.16(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, key employees or persons performing management functions similar to officers has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation of any the Company Gaming Laws which resulted in fines or penalties of $50,000 or more.  Neither the Company nor any of its Subsidiaries has suffered a suspension or revocation of any Company Permit held under the Company Gaming Laws.  The Company and its Subsidiaries are in compliance in all material respects with the Empress Casino Joliet Settlement Agreement dated January 30, 2001 between the Illinois Gaming Board, the Company and Empress Casino Joliet Corporation and the Stipulation dated March 18, 2003 before the Louisiana Gaming Control Board between Horseshoe Entertainment, a Louisiana limited partnership, and the Louisiana State Police, Casino Gaming Division (together, the “Settlement Agreements”), and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, modification, suspension, limitation or termination of, or the imposition of any penalty or fine under, the Settlement Agreements.  There are no facts or events which, if known to the regulators under the Settlement Agreements, would be reasonably likely to result in an action materially adverse to the Company.

Section 3.17                            Insurance.  The Company has provided to Parent accurate and complete copies of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its

Subsidiaries or, if policies have been issued to, but not received by, the Company, binders relating to such policies (the “Insurance Policies”).  The Insurance Policies are in full force and effect and the Company does not maintain self-insurance practices.

Section 3.18                            Delaware Takeover Statute.  The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law (the “DGCL”) will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, without any further action on the part of the stockholders of the Company or the Company Board.  True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.19                            Brokers.  Except as disclosed on Section 3.19 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.20                            Transactions With Affiliates.  Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Company SEC Reports or as disclosed in Section 3.20 of the Company Disclosure Letter, from January 1, 2001 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Parent, severally and not jointly, as to itself that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure letter delivered by the Sellers’ Representative to Parent on the date of this Agreement (the “Seller Disclosure Letter”).

Section 4.1                                   Organization of Certain Sellers.  If such Seller is a corporation, limited liability company, limited partnership or trust, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 4.2                                   Authority.  Such Seller, and if such Seller is a trust, the trustee of such Seller, has the requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement or any Ancillary Agreement.  This Agreement and the Ancillary Agreement to which such Seller is a party have been duly executed and delivered by such Seller and, assuming such agreements constitute the valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 4.3                                   No Conflict; Required Filings and Consents

(a)                                  Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions to which it is a party that are contemplated by this Agreement will, (i) if such Seller is a corporation, limited liability company, limited partnership or trust, conflict with, or result in any violation or breach of, any provision of the certificate or articles of incorporation, bylaws, limited liability or operating agreement , partnership agreement or trust agreement of such Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, trust agreement, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which such Seller is a party or by which such Seller or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), conflict with or violate in any material respect any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or any of its properties or assets.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreement or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (i) filings under the Exchange Act, the HSR Act or the Company Gaming Laws or (ii) such consents, approvals, orders, authorizations, registrations, declarations, or filings required by or with respect to Parent or the Company or any of its Subsidiaries (including, without limitation, under the HSR Act and the Company Gaming Laws).

Section 4.4                                   Brokers.  Such Seller has not employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.5                                   The Shares.  Such Seller holds of record and owns beneficially the number of the Shares set forth next to such Seller’s name in Section 3.2(c) of the Company Disclosure Letter free and clear of all security interests, Liens and Encumbrances other than those imposed by the Securities Act, state securities Laws or applicable gaming Laws.  Such Seller is not party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of any capital stock of the Company other than pursuant to the Stockholders Agreement or, with respect to any Options or SARs, the agreement in which such Options or SARs were granted.  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company other than pursuant to the Stockholders Agreement.  Upon the Closing, Parent shall own all of such Seller’s shares of capital stock of the Company free and clear of all security interests, Liens and Encumbrances.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article V are true and correct.

Section 5.1                                   Organization.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted prior to the Closing.  Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2                                   Authority; No Conflict; Required Filings and Consents.

(a)                                  Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party that are contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions to which it is a party that are contemplated by this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of the Company, and no stockholder votes are necessary, to authorize this Agreement and the Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(b)                                 The execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the transactions to which it is a party that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually materially or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or (y) would not materially impair or delay the Closing.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary

Agreement by Parent or the consummation by Parent or its Subsidiaries of the transactions to which it is or they are a party that are contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) any approvals and filing of notices required under any Law, including the Company Gaming Laws and the Parent Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws and (v) such other filings, consents, approvals, orders, registrations and declarations as may be required under the Laws of any jurisdiction in which the Company or any of its Subsidiaries conducts any business or owns any assets the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 5.3                                   Brokers.  None of Parent, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except that Parent has retained Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. as financial advisors.

ARTICLE VI.
COVENANTS

Section 6.1                                   Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the limitations set forth below, the Company agrees as to itself and each of its Subsidiaries (except to the extent that Parent shall otherwise consent in writing, which consent shall not be withheld without a business justification) to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay its debts and Taxes when due (including without limitation the making of cash distributions for the payment of Taxes to the Sellers in a manner consistent with past practices), to pay or perform its other material obligations when due, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and other Persons having business dealings with it.  The Company has delivered concurrently herewith its capital improvement expenditures budget (the “Budget”), including a detailed description of all capital improvement expenditures for the Horseshoe Casino Hammond pavilion renovation, the Horseshoe Casino Hammond parking garage development (together, the “Hammond Expansion Project”) and other planned capital improvement expenditures at Bossier Casino, Hammond Casino and Tunica Casino (together, the “Casino Properties”).  The Company shall use commercially reasonable efforts to make in all material respects the capital expenditures reflected in the Budget, subject to the reasonable judgment of the Company after consultation with Parent.  Without limiting the generality of the foregoing and as an extension thereof and except as (i) expressly contemplated by this Agreement or (ii) disclosed on Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Parent (which consent shall not be withheld without a business justification), the Company shall not and shall not permit any of its Subsidiaries to:

(i)                                     amend or otherwise change its Organizational Documents;

(ii)                                  (A) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of its capital stock of, or other Equity Interests in, the Company or any Subsidiary of the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, phantom stock, stock appreciation rights, stock based performance units, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Subsidiary of the Company, other than in connection with the vesting or exercise of Options or SARs issued prior to the date hereof or (B) amend, waive or otherwise modify any of the terms of any employee option, warrant or stock option plan of the Company or any of its Subsidiaries, including without limitation, the Options, SARs or the Company Equity Plans, other than any such amendments, waivers or modifications with respect to Options, SARs (or stock option plans in connection with such Options or SARs) or warrants which shall be cancelled at the Closing;

(iii)                               (A) declare, set aside, make or pay any dividend, distribution, (whether payable in cash, securities or property or any combination thereof), contribution, loan or any other payment out of the ordinary course of business in respect of any class or series of its capital stock or (B) enter into any agreement with respect to the voting of its capital stock or any Equity Interests held by the Company or any Subsidiary of the Company; provided, however, that the Company may take the actions prohibited by subclause (A) if such dividend, distribution, contribution, loan or payment would not violate the terms of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

(iv)                              split, combine, subdivide or reclassify, or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for shares of its Capital Stock or other Equity Interests, any shares of its capital stock, or any of its other Equity Interests;

(v)                                 increase the compensation or benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any rights to severance, retention or termination pay to or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except (A) to the extent required by applicable Law, (B) pursuant to any Company Benefit Plans as in effect on the date of this Agreement consistent with past practices, (C) for salary and other benefit increases (other than those set forth in (D) below which are governed by (D)), grants, payments or modifications in the ordinary course of business consistent with past practice to employees other than officers of the Company, (D) bonuses, severance benefits or other similar payments paid in full by the Company prior to the Closing Date, (E) extensions of employment agreements on substantially similar terms for up to six months at a time (with normal increases consistent with past practices) with respect to employees other than officers of the Company, provided that such employment agreements terminate upon the Closing and do not give rise to payment or benefit obligations which are not satisfied in full by the Company prior to the Closing, (F) with respect to any such salary and other benefits increases, grants, payments or modifications which terminate at, and are paid in full by the Company prior to, the Closing or (G) amendments to employment, non-compete, severance and termination or other similar agreements as necessary to clarify that any employee of the Company presently bound by a non-compete covenant that survives post-Closing would continue to be bound only in respect of those casino properties owned by the Company immediately prior to the Closing Date to which such employee’s present non-compete covenant is tied;

(vi)                              (A) sell, pledge, transfer, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, lease, transfer, disposition, grant or Encumbrance of any of the properties or assets (including without limitation Intellectual Property) of the Company or any of its Subsidiaries with a fair market value in excess of $50,000, except for sales of current assets in the ordinary course of business and consistent with past practice, (B) acquire (i) any corporation, partnership, other business organization or any division thereof, or a substantial portion of the assets thereof (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets) or (ii) any other assets outside of the ordinary course of business, or (C) enter into any other commitment, transaction, agreement, contract or instrument outside the ordinary course of business consistent with past practices;

(vii)                           (A) incur or assume any Indebtedness, except as will be repaid in full prior to or at the Closing by the Company, (B)  accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice, (E) vary the Company’s inventory practices in any material respect from the Company’s past practices, or (F) except as required to do so pursuant to any written agreements in existence on the date of this Agreement, make or authorize any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees) except in the ordinary course of business consistent with past practice; provided, each of the Company and its Subsidiaries shall be permitted to loan, advance, contribute or invest any of its cash or cash equivalents in any Person in the ordinary course of business consistent with past practice so long as such loan, advance, capital contribution or investment does not directly or indirectly materially interfere with, and is not materially detrimental to, the operation of the business of the Company and its Subsidiaries;

(viii)                        (A) make or rescind any material election relating to Taxes (other than an election by Bossier Corp. pursuant to Section 1361(b)(3)(B) of the Code), (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) except as may be required by applicable Law, make any change to any of its material methods of reporting income or deductions for Federal Income

Tax purposes from those employed in the preparation of its Federal income Tax Return for the taxable years ending December 31, 2001 and 2002;

(ix)                                pay, discharge or satisfy any material claims or Liabilities (absolute, accrued, asserted, unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the consolidated financial statements of the Company;

(x)                                   other than in the ordinary course of business and consistent with past practice, waive any rights with respect to, or make any payment of any material Liability (other than Indebtedness permitted by paragraph (vii) above) of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms, other than any Liability which the Sellers would have been required to bear at the Closing;

(xi)                                fail to maintain its existing insurance coverage in all material respects of all types in effect as of the date hereof; provided, however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company or any of its Subsidiaries may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(xii)                             enter into any collective bargaining agreement or any successor collective bargaining agreement;

(xiii)                          make any change with respect to accounting policies or procedures, other than required by GAAP or any Governmental Entity, or in the ordinary course of business and consistent with past practice;

(xiv)                         other than as otherwise permitted in this Section 6.1, cancel, terminate or adversely modify or amend any of the Company Material Contracts, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration;

(xv)                            take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing so as to cause the conditions to Parent to consummate the transactions contemplated herein not to be satisfied;

(xvi)                         write up, write down or write off the book value of any assets of the Company and its Subsidiaries, in excess of $2,000,000 in the aggregate, except in the ordinary course of business consistent with past practice and for depreciation and amortization in accordance with GAAP consistently applied;

(xvii)                      make or authorize any capital expenditure in excess of the aggregate amount set forth in the Budget or, without double counting, on Schedule 1.3(a)(iii), other than repairs and maintenance in the ordinary course of business consistent with past practice; provided, however, that it shall not make any capital expenditure otherwise permitted by this Section 6.1(xvii) if such capital expenditure would violate the terms of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

(xviii)                   substantially change the manner in which it administers the Company Benefit Plans or make any changes that would materially impact the cost of administration of the Company Benefit Plans; or

(xix)                           enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Notwithstanding anything herein to the contrary in this Section 6.1, the Company shall be permitted to make cash distributions to the Sellers for Taxes to the fullest extent permitted under the 8.625% Indenture and to establish reserves therefor.

Section 6.2                                   Cooperation; Notice; Cure.  Subject to compliance with applicable Law (including, without limitation, antitrust Laws and the Company Gaming Laws), from the date hereof until the Closing, the Company shall confer, on a regular and frequent basis as reasonably requested, with Parent and one or more Representatives of Parent to report on the general status of the Company’s ongoing operations.  Each of Parent, the Company and the Sellers shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any of its respective covenants or agreements under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any of its respective representations or warranties contained in this Agreement.  No notice given, or investigation made, pursuant to this paragraph shall affect or be deemed to modify or limit any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

Section 6.3                                   No Solicitation.

(a)                                  None of the Company, Sellers or any Subsidiary of the Company or Sellers (as applicable) shall, directly or indirectly, take (and shall not authorize or permit, as applicable, each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”) or, to the extent within the Company’s or the Sellers’ control, other Affiliates to take) any action to (A) encourage, solicit, initiate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (B) enter into any letter of intent or similar document, agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the purchase and sale of the Shares hereunder or any other transaction contemplated by this Agreement, (C) approve, endorse or recommend any Acquisition Proposal, or (D) participate in any way in discussions or negotiations with, or furnish any non-public information of the Company and its Subsidiaries to any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.  Upon execution of this Agreement, (i) the Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned, destroyed or retained in confidence as provided in the respective confidentiality agreement with such party and (ii) each Seller shall, and shall cause its Subsidiaries (if any) and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect (A) merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary of the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any Subsidiary of the Company representing 10% or more of the consolidated assets of the Company and the Company’s Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of the voting power of the Company other than shares issued upon exercise of Options and transfers to family members of stockholders of the Company as of the date of this Agreement or trusts for such family members which agree to be bound by the terms of this Agreement, (D) transaction (including tender offer or exchange offer) in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the purchase and sale of the Shares pursuant to this Agreement).

(b)                                 The Company and the Sellers shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 6.4                                   Access to Information.

(a)                                  Upon reasonable notice, the Company shall (and shall cause its Subsidiaries, and its and their respective Representatives, to) (A) provide Parent’s Representatives reasonable access, during normal business hours, to all its personnel (subject to the last three sentences of this Section 6.4), properties, books, contracts, commitments and records (other than those which the Company may not provide due to confidentiality agreements) and (B) furnish promptly to Parent’s Representatives (i) copies of monthly financial reports and development reports prepared by the Company in the ordinary course of business, (ii) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request, in each case, so long as such actions

(1) do not materially interfere with the business of the Company or its Subsidiaries, (2) would not, after consultation with counsel, violate any Law in such counsel’s reasonable judgment and (3) do not comprise strategic marketing materials in the form of names and/or addresses of customers of the Company or the means by which the Company determines when and how to solicit such customers by direct mail offers.  Notwithstanding the foregoing, the Company shall not be required to provide any information which (i) it reasonably believes (after consultation with outside legal counsel) it may not provide to Parent by reason of applicable Law, or (ii) constitutes information protected by the attorney/client and/or attorney work product privilege.  No information or knowledge obtained in any investigation pursuant to this Section 6.4, shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.  Parent and the Company agree that the Company shall not be obligated to provide Parent access to the Company’s property-level casino employees at any level, until the condition in Section 7.1(b) shall have been satisfied.  Following the satisfaction of the condition set forth in Section 7.1(b), Parent shall have access to (i) the General Manager of each of the Tunica Casino, Hammond Casino and Bossier Casino (without any requirement to provide prior notice to the Company or opportunity to participate in communications and meetings) and (ii) each employee of Tunica Casino, Hammond Casino and Bossier Casino other than the General Managers so long as Parent shall have provided prior notice to the Company and an opportunity to participate in any communication or meeting with such employee.  Parent agrees that the Company shall have the right to reschedule the time and place of any such communication or meeting as reasonably necessary to allow the Company to participate.

(b)                                 With respect to the information disclosed pursuant to Section 6.4(a), Parent shall comply with, and shall use its reasonable best efforts to cause Parent’s Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated July 7, 2003, between Parent and the Company and the letter dated July 8, 2003 from Bear, Stearns & Co. Inc. to Parent (together, the “Confidentiality Agreement”); provided, however, that the terms of the Confidentiality Agreement shall not apply to the “tax treatment” and “tax structure,” each as defined in Treasury Regulation Section 1.6011-4, of the transactions contemplated by this Agreement upon the earlier to occur of (A) the date of the public announcement of discussions relating to the transactions contemplated herein, (B) the date of the public announcement of the transactions contemplated herein or (C) the date of the execution of this Agreement.

Section 6.5                                   Governmental Approvals.

(a)                                  Subject to the proviso contained in Section 6.5(b)(ii), the Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Parent or the Company or any of their Subsidiaries or any of their respective officers or directors, (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the purchase and sale of the Shares, and (C) to prevent a Company Material Adverse Effect from occurring prior to or after the Closing or a Parent Material Adverse Effect from occurring after the Closing, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the purchase and sale of the Shares required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (C) the Company Gaming Laws and Parent Gaming Laws and (D) any other applicable Law, which filings shall be made within thirty (30) calendar days of the date hereof.  Parent and the Company shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  The Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.  Parent and the Company may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.5(a) as “outside counsel only.”  Such information shall be given only to outside counsel of the recipient.  In addition, Parent and the Company may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission, including personal information of individual applicants.

(b)                                 Without limiting Section 6.5(a), Parent and the Company shall:

(i)                                     each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any person; and

(ii)                                  each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that the Company shall not commit to any divestitures, licenses or hold separate or similar arrangements with respect to its or its Subsidiaries’ assets or conduct of business arrangements, whether as a condition to obtaining any approval from a Governmental Entity or any other person or for any other reason, without the prior written consent of Parent (which consent may be withheld by Parent in its sole and absolute discretion).

(c)                                  Subject to the proviso contained in Section 6.5(b)(ii) and the proviso contained in the following sentence of this Section 6.5(c), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Closing or a Parent Material Adverse Effect from occurring after the Closing.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(c), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent; provided, that no obligation to make a material payment or grant a material right not conditioned upon the consummation of the Closing shall be imposed by this Section 6.5(c).

(d)                                 From the date of this Agreement until the Closing, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the Company or Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Closing or the purchase and sale of the Shares or (ii) seeking to restrain or prohibit the consummation of the Closing or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

(e)                                  Parent shall give reasonable notice to the Company of any and all actions and assistance, including, without limitation, attendance at meetings and presentations, production of documents, testimony or otherwise it requires of the Company in obtaining the approvals of Governmental Entities of the date such document production, attendance, testimony or other participation is required and specific instructions as to documents required to be produced, the deadline for production and the persons to whom they shall be delivered and the names of the persons required to attend meetings, presentations or to provide testimony and the timing thereof.

(f)                                    Parent shall reimburse the Company for all reasonable out-of-pocket expenses (not including management time and internal Company charges, but including reasonable legal fees billed at standard, non-premium rates) incurred by the Company in complying with any formal Request for Additional Information that may be issued under the HSR Act by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission in connection with the transactions contemplated by this Agreement.  Such expenses shall be reimbursed to the Company in full immediately prior to the Closing or upon termination of this Agreement in addition to any amounts to be paid by Parent to the Company pursuant to Section 8.2 hereof.

Section 6.6                                   Public Announcements.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the Company.

Section 6.7                                   Indemnification of Officers and Directors of Parent.

(a)                                  From and after the Closing, Parent agrees that it will, and will cause the Company to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the “D&O Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under its Organizational Documents and any indemnification agreements or arrangements in effect on the date hereof to indemnify such Indemnified Party subject to applicable Laws.

(b)                                 In the event that the Company, its Subsidiaries or Parent or any of its respective, successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company or Parent will assume the obligations thereof set forth in this Section 6.7.

(c)                                  The provisions of this Section 6.7 are intended to be an addition to the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

Section 6.8                                   Further Assurances and Actions.

(a)                                  Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to fulfill all conditions precedent applicable to such party pursuant to this Agreement and to execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

(b)                                 In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Closing, the proper officers and/or directors of Parent and the particular Seller shall take all such necessary action and such individual Seller shall bear the cost of any such necessary action; provided, that if such action is necessary due to events or circumstances particular to Parent, Parent shall bear the cost of such action.

Section 6.9                                   Section 338(h)(10) Election.

(a)                                  With respect to the purchase of Shares hereunder, Sellers (and to the extent necessary, the Acquired Companies) and Parent (or an Affiliate of Parent) shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code, and if permissible, similar elections under any applicable state and local Tax Laws (collectively, the “Section 338 Elections”).  Sellers and Parent agree not to take any action that could cause such Section 338 Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local Law).

(b)                                 As soon as practicable hereafter, Parent shall prepare (and shall be solely responsible for preparing) any and all forms necessary to effectuate the Section 338 Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state and local Laws (collectively, the “Section 338 Forms”)).  Sellers shall cooperate with Parent in the preparation of the Section 338 Forms and shall deliver duly completed final copies of such Section 338 Forms executed by each of the Sellers (and to the extent necessary, the Acquired Companies) on the Closing Date.  Sellers and Parent shall also cooperate with each other to take all actions necessary and appropriate (including, without limitation, filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and comparable provisions of applicable state and local Law) or any successor provisions.

(c)                                  Parent, the Acquired Companies and Sellers shall file all Tax Returns (including but not limited to the Section 338 Forms) consistent with the Final Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns, unless required to pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local Law).

(d)                                 Parent shall bear all of the costs and expenses of preparing the Section 338 Elections and the Proposed and Final Allocations other than costs and expenses incurred by the Sellers’ Representative in connection with the review of the Proposed Allocation or any Section 338 Form or the execution of any Section 338 Form.

Section 6.10                            Preparation and Filing of Tax Returns; Payment of Taxes.

(a)                                  The Company shall prepare, consistent with the past practices and customs of the Acquired Companies (unless a contrary position is required by applicable Law), and timely file with the appropriate Governmental Entity, all Tax Returns of the Acquired Companies relating to any Tax Period ending prior to the Closing Date that are required to be filed prior to the Closing Date.

(b)                                 Sellers’ Representative shall prepare at its own expense, consistent with the past practices and customs of the Acquired Companies (unless a contrary position is required by applicable Law), all Income Tax Returns of the Acquired Companies for any Tax Period ending on or before the Closing Date.  Sellers’ Representative shall permit Parent at least thirty (30) days to review and comment on such Income Tax Returns, and to the extent the treatment of any item on such Income Tax Return may increase the Tax liability of Parent or the Acquired Companies in Post-Closing Tax Periods by more than $50,000, then the treatment of such item on such Income Tax Return shall be subject to the approval of Parent (which approval shall not be unreasonably withheld).  At least three (3) business days prior to the due date of such Income Tax Returns, the Sellers’ Representative shall deliver such Income Tax Returns to Parent for filing.

(c)                                  Parent shall prepare, or cause to be prepared, and timely file with the appropriate Governmental Entity all Income Tax Returns of the Acquired Companies relating to Tax Periods beginning after the Closing Date and all  Non-Income Tax Returns of the Acquired Companies that are required (with all extensions) to be filed after the Closing Date.  Parent shall prepare, consistent with the past practices and customs of the Acquired Companies (unless a contrary position is required by Law), and shall permit Sellers’ Representative at least seven (7) calendar days to review and comment on, all material Non-Income Tax Returns that relate to a Pre-Closing Tax Period, and the treatment of any items on such Tax Returns shall, to the extent they relate to a Pre-Closing Tax Period, be subject to the reasonable approval of Sellers’ Representative (which approval shall not be unreasonably withheld).

(d)                                 Sellers’ Representative may prepare at its own expense, consistent with the past practices and customs of the Acquired Companies (unless a contrary position is required by applicable Law), any amended Income Tax Returns of the Acquired Companies for any Tax Period ending on or before the Closing Date.  Sellers’ Representative shall permit Parent at least thirty (30) days to review and comment on such Income Tax Returns, and to the extent the treatment of any item on such Income Tax Return may increase the Tax liability of Parent or the Acquired Companies in Post-Closing Tax Periods by more than $50,000, then the treatment of such item on such Income Tax Return shall be subject to the approval of Parent (which approval shall not be unreasonably withheld).  The Sellers’ Representative shall deliver such Income Tax Returns to Parent for filing, and Sellers’ Representative shall reimburse Parent for its out-of-pocket costs and expenses incurred in connection with the review and filing of such Income Tax Returns.  Parent shall be responsible for preparing and filing any amended Non-Income Tax Returns for any of the Acquired Companies for Tax Periods ending on or prior to the Closing Date.  Parent shall not, and after the Closing Date shall not permit any of the Acquired Companies to, amend, refile or otherwise modify any Income Tax Return relating to any Tax Period ending on or before the Closing Date without the prior written consent of Sellers’ Representative, which consent may not be unreasonably withheld.

(e)                                  To the extent required by applicable Law, each of the Sellers shall include any income, gain, loss, deduction or other Tax items for Pre-Closing Tax Periods on their Tax Returns in a manner consistent with the Company’s Schedule K-1’s for such Tax Periods (including any income, gain, loss, deduction or other Tax items resulting from the Section 338 Elections).

Section 6.11                            Cooperation on Tax Matters.  Sellers’ Representative and Parent shall, and shall cause the Acquired Companies and their respective Affiliates to, reasonably cooperate in preparing and filing all Tax Returns, including maintaining and making available to each other all records or information and personnel that may be relevant for the preparation of any Tax Returns, the determination of amounts due or payable hereunder in respect of Taxes, any audit or other examination by any Governmental Entity, the filing of any claim for a refund of Tax or for the allowance of any Tax credit, or any judicial or administrative proceedings relating to liability for Taxes with respect to all Tax Periods.  Sellers and Parent agree, and Parent following the Closing Date agrees to cause each of the Acquired Companies to, (i) retain all books and records with respect to Income Tax matters pertinent to any of the Acquired Companies relating to any Pre-Closing Tax Period until the applicable statute of limitations with respect to Income Taxes for such Acquired Company has expired and to abide by all record retention agreements entered into with any Governmental Entity; (ii) allow such party, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) give the Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any books and records relating to Income Taxes for any Pre-Closing Tax Period of any of the Acquired Companies and, if Sellers’ Representative so requests, to allow Sellers’ Representative to take possession of such books and records.

Section 6.12                            Transfer Taxes.  All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by the Sellers and Parent.  Sellers shall cause all appropriate stock Transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.  Sellers’ Representative and Parent shall reasonably cooperate in the preparation, execution and filing of, all Tax Returns, applications or other documents regarding any Transfer Taxes that become payable in connection with the sale of the Shares, as a result of the Section 338 Elections or otherwise.

Section 6.13                            Refunds of Income Taxes.  Any refund of Income Taxes paid or collected by any of the Acquired Companies, including without limitation the Indiana adjusted gross income tax and county adjusted gross income tax withholdings in respect of the income of the Acquired Companies, that is attributable to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date shall be for the account of the Sellers.  To the extent that the Parent, the Acquired Companies or any Affiliate thereof receives any refund of such Income Taxes after the Closing Date with respect to such taxable period (or portion thereof), the amount of such refund (or the allocable portion thereof) shall be paid to the Sellers’ Representative within five (5) business days of the receipt thereof.

Section 6.14                            Q Sub Election.  Prior to the Closing Date, the Company shall make an election pursuant to Section 1361(b)(3)(B)(ii) of the Code (or any equivalent provision of state or local Law) to treat Bossier Corp. as a “qualified subchapter S subsidiary.”

Section 6.15                            Tax Reporting.  For the avoidance of doubt, for Income Tax purposes, Sellers, Parent and the Acquired Companies agree to treat (unless otherwise required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Law)):

(a)                                  all compensation items payable on the Closing Date, including payments under the Deferred Compensation Plan and the Company Equity Plans, as paid and deductible in a Tax Period ending on or before the Closing Date; and

(b)                                 all compensation items payable after the Closing Date pursuant to the Retention Bonus Plan, the Executive Severance Agreements, and other similar agreements, as paid and deductible in a Tax Period beginning after the Closing Date.

Section 6.16                            Employee Matters.

(a)                                  Parent shall provide each Horseshoe Employee that remains in the employ of the Company or Parent following the Closing with employee benefits, which are substantially comparable to those provided by Parent to its similarly situated employees, subject to the terms and conditions of any applicable plans or arrangements.  Nothing in this Agreement shall prevent, prohibit or limit the right of the Acquired Companies to terminate, after the Closing, the employment of any Horseshoe Employee who is an at-will employee.   On and after the Closing, the Acquired Companies shall continue to have all of the duties, obligations and responsibilities imposed on them under each of the employment agreements between any of the Acquired Companies and any of the Horseshoe Employees.

(b)                                 Parent shall provide, or cause the provision of, each employee of the Acquired Companies employed on the Closing Date (each, a “Horseshoe Employee”) with full credit, for purposes of eligibility and vesting under any employee benefit plan, program, policy, practice or arrangement maintained by the Acquired Companies in which such Horseshoe Employee may be eligible to participate after the Closing (each such plan, program, policy, practice or arrangement, a “Parent Plan”), for the Horseshoe Employees’ pre-Closing service with the Acquired Companies to the same extent recognized by the Acquired Companies under the corresponding Company Benefit Plan immediately prior to the Closing.  Parent shall cause each Parent Plan which is a welfare plan, and in which any Horseshoe Employee may be eligible to participate after the date of Closing, to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Horseshoe Employee other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Company Benefit Plan immediately prior to the Closing and (ii) provide such Horseshoe Employee with credit for any co-payments and deductibles paid under such Parent Plan or the corresponding Company Benefit Plan, as applicable, prior to the date of Closing in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.  Parent also shall arrange for any former employees of any of the Acquired Companies that is as of the Closing Date receiving COBRA benefits to continue to be entitled to such benefits following the Closing Date for the remainder of the applicable COBRA period.

(c)                                  The Acquired Companies shall provide Parent and the Sellers’ Representative with a list (the “Severance Escrow List”) of the employees from those listed on Schedules 6.16(c) and (d) who were employed by the Acquired Companies on the Closing and who either (i) remained employed by the Acquired Companies 90 days following the Closing, (ii) shall have terminated his or her employment with the Acquired Companies solely as a result of death or Disability prior to the expiration of such 90 day period, or (iii) shall have had his or her employment with the Acquired Companies terminated by the Parent or any of the Acquired Companies for any reason other than for Cause prior to the expiration of such 90 day period.  Upon the expiration of such 90 day period, the Sellers’ Representative shall cause such amount of the Severance Escrow as is necessary to pay all amount due under the Retention Bonus Plan and the Executive Severance Agreements to be released to Parent.  Pursuant to the terms of the Severance Escrow Agreement, Parent shall pay to each employee on the Severance Escrow List that is entitled to a payment under the Retention Bonus Plan or the Executive Severance Agreements, as applicable, the respective amount set forth opposite such employee’s name on Schedules 6.16(c) and (d), as applicable, in accordance with the terms of the Retention Bonus

Plan or the Executive Severance Agreements, as applicable.  Alternatively, the Sellers’ Representative may arrange for such payments to be made directly by the Sellers’ Representative or the Escrow Agent upon the expiration of such 90 day period.  For these purposes, the terms “Disability” and “Cause” shall have the meanings assigned to such terms in the Retention Bonus Plan, with respect to employees on Schedules 6.16(c), and in the Executive Severance Agreements, with respect to the employees listed on Schedule 6.16(d).  Any amounts remaining in the Severance Escrow shall be paid to the Sellers’ Representative for the benefit of the Sellers on a per share equal basis.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, (i) the consummation of the transactions contemplated by this Agreement will result in the payment of the entire account balance under the Horseshoe Gaming Holding Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”) becoming due to each person then participating therein (each person, a “Participant”) and (ii) the Acquired Companies shall pay, or provide for the payment to, each Participant the balance of his or her account under the Deferred Compensation Plan as of the Closing Date.

(e)                                  The Company agrees to use its reasonable best efforts to obtain, prior to the Closing, the written consents of the holders of Options and SARs with respect to the determination, allocation and payment of the Equity Spreads pursuant to Sections 1.3(c) and 2.1.

(f)                                    Notwithstanding any other provision of this Agreement to the contrary, the Company shall take all actions necessary to terminate the Company’s Supplemental Bonus Plan 2003 effective immediately prior to the Closing, and all payments required to be made under such Supplemental Bonus Plan 2003 shall be the obligations of the Company and shall be paid prior to the Closing.

Section 6.17                            Insurance.

(a)                                  The Company shall obtain an actuarial report (the “Actuarial Report”) issued by an independent, nationally recognized actuarial service, which service shall be reasonably acceptable to Parent, that assesses and calculates the current and future Liabilities of Red Oak Insurance Company Ltd, a wholly-owned subsidiary of the Company (“Red Oak”), and the ability of Red Oak to pay such Liabilities when due with the cash and cash equivalents on its balance sheet as of the date of the Actuarial Report.  Each of the Company and Parent will use commercially reasonable efforts to take, in good faith, all actions, and to do all things necessary, proper or advisable to assist such actuarial service in connection with its duties, and each will cooperate fully with, and furnish information to, the other party and the actuarial service to that end.

(b)                                 As of the Closing, Red Oak shall have cash and cash equivalents on its balance sheet at least equal to the amount necessary to meet its current and future Liabilities as set forth in the Actuarial Report.  If Red Oak does not have sufficient cash and cash equivalents on its balance sheet, the Company shall prior to the Beginning of the Closing Gaming Day contribute cash to Red Oak in the amount of such shortfall.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1                                   Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each party prior to the Closing of the following conditions:

(a)                                  No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect (whether temporary, preliminary or permanent) and which prevents or prohibits the consummation of the transactions contemplated by the Agreement.

(b)                                 HSR Act.  Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

(c)                                  Governmental Consents.  All consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Governmental Entity with jurisdiction in respect of the Company Gaming Laws or the Parent Gaming Laws, in each case, required or necessary in connection with the transactions contemplated by this Agreement (including, but not limited to, approval, licensing or registration of Parent and its officers and stockholders, as necessary), shall have been obtained and made and shall be in full force and effect.

Section 7.2                                   Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by the Company:

(a)                                  Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)                                  Closing Deliveries.  Parent shall have delivered to the Sellers the documents and agreements set forth in Section 1.7.

Section 7.3                                   Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Closing are subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived in writing exclusively by Parent:

(a)                                  Representations and Warranties of the Company.  The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect, except for the representations contained in Section 3.2 shall be true in all respects.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)                                 Representations and Warranties of the Sellers.  The representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for the representations contained in Section 4.5 shall be true in all respects.  The Company shall have received a certificate signed on behalf of each Seller to such effect.

(c)                                  Performance of Obligations of the Company and Sellers.  The Company and Sellers shall have performed in all material respects all obligations required to be performed by it or them under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 1.7 hereof.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect and a certificate signed on behalf of each Seller to such effect.

(d)                                 Consents and Approvals.  All consents, approvals and authorizations listed on Schedule 7.3(d) hereto shall have been obtained, in each case, without (A) the imposition of material conditions, or (B) the requirement of expenditure of a material amount of money by Parent or the Company to a third party in exchange for any such consent.

(e)                                  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event, condition, state of facts or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)                                    Closing Deliveries.  The Sellers shall have delivered to Parent the documents and agreements set forth in Section 1.7.

(g)                                 Title Insurance.  The Company shall have delivered to Parent, at the Company’s sole cost and expense, (i) a survey for each Company Owned Property (other than a licensed property) and each property ground leased by the Company (such survey, form of survey certification and date of such survey to be reasonably satisfactory to Parent) and (ii) a title policy for each Company Owned Property (other than a licensed property) and each property ground leased by the Company (such policies to be ALTA extended owner’s or leasehold (as applicable) policies), together with copies of the underlying documents referenced in each such title policy.  The issuer, reinsurers, form of policy, endorsements, and scheduled exceptions for each such title policy shall all be reasonably satisfactory to Parent.  In the case where the Company possesses a valid Title Policy, the requirement set forth herein may be satisfied, at the sole discretion of Parent, by the obtaining of an endorsement to such Title Policy dating down the coverage thereunder to the date of the Closing.

ARTICLE VIII.
TERMINATION AND AMENDMENT

Section 8.1                                   Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Closing by the stockholders of the Company:

(a)                                  by mutual written consent of the Company and Parent;

(b)                                 by either Parent or the Company, if the transactions contemplated hereby shall not have been consummated on or prior to June 11, 2004; provided, however, that such date may, from time to time, be extended by Parent or the Company (by written notice thereof to the other party), from time to time, up to and including September 11, 2004, in the event all conditions set forth in Article VII hereof, other than those set forth in Sections 7.1(a) and 7.1(c) (the “Regulatory Conditions”), have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to September 11, 2004 (such earlier date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)                                  by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby;

(d)                                 by Parent, (A) if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured, or cannot be cured, in all material respects within thirty (30) calendar days after written notice thereof, (B) if the Company has breached any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or (c) and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) calendar days after written notice thereof, or (C) if any Seller has breached any representation, warranty, covenant or agreement on the part of such Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(b) or (c) and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that Parent’s right to terminate this Agreement under subclauses (B) and (C) of this Section 8.1(d) shall not be available if, at the time of such intended termination, the Company has the right to terminate this Agreement under Section 8.1(b), (c) or (e); or

(e)                                  by the Company, if Parent has breached any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or (b) and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) calendar days written notice thereof; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if, at the time of such intended termination, Parent has the right to terminate this Agreement under Section 8.1(d).

Section 8.2                                   Effect of Termination.

(a)                                  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.4(b), 6.5(f), 8.2, 9.2, 9.3, 9.5 and 9.6 and Article X and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 6.4(b), 6.5(f), 8.2, 9.2, 9.3, 9.5 and 9.6 and Article X of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b)                                 Except as set forth in Section 8.2(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided, Parent shall be liable for all expenses relating to regulatory investigations performed by the Gaming Authorities in connection with any investigation by Gaming Authorities in connection with the consummation of the transactions contemplated herein; provided, further, the filing fee under the HSR Act shall be paid by Parent.

(c)                                  Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(d), then the Company shall pay Parent an amount equal to $27,450,000.  The parties acknowledge and agree that the payment under this Section 8.2(c) shall be in full and complete satisfaction of any and all claims for Damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by the Company or any Seller, in which case, Parent shall have all remedies available at law or in equity (including for tort) with respect thereto.

(d)                                 Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(e) (except for a termination as a result of Parent’s breach of its obligations under Sections 6.5(a) or (b), which is addressed in Section 8.2(e) below), then Parent shall pay the Company an amount equal to $27,450,000.  The parties acknowledge and agree that the payment under this Section 8.2(d) shall be in full and complete satisfaction of any and all claims for Damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Parent, in which case, the Company shall have all remedies available at law or in equity (including for tort) with respect thereto.

(e)                                  Parent and the Company agree that if this Agreement is terminated by the Company pursuant to Section 8.1(e) as a result of Parent’s breach of its obligations under Sections 6.5(a) or (b), then the Deposit shall be promptly released to the Company pursuant to the terms of the Deposit Escrow Agreement.  The parties acknowledge and agree that the payment of the Deposit pursuant to this Section 8.2(e) shall be in full and complete satisfaction of any and all claims for Damages, and shall be the sole and exclusive remedy under this Agreement.

(f)                                    Parent and the Company agree that if this Agreement is terminated by the Company pursuant to Section 8.1(b) as a result of the failure of the conditions set forth in Sections 7.1(b) and 7.1(c) to be satisfied on or before the Outside Date, then Parent shall pay to the Company an amount equal to $40,000,000, which amount shall be deducted from the Deposit pursuant to the terms of the Deposit Escrow Agreement.  The parties acknowledge and agree that the payment of the fee pursuant to this Section 8.2(f) shall be in full and complete satisfaction of any and all claims for Damages, and shall be the sole and exclusive remedy under this Agreement.

ARTICLE IX.
SURVIVAL; INDEMNIFICATION

Section 9.1                                   Survival of Representations, Warranties, Covenants and Agreements.

(a)                                  Except as set forth in Section 9.1(b) and Article VIII of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

(b)                                 The representations and warranties made by the Company and any Seller in this Agreement, the Ancillary Agreement or in any exhibit, schedule, the Company Disclosure Letter or certificate delivered by the Company or any Seller pursuant hereto shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.2, 3.3(a), 3.7, 3.14, 3.16, 4.2 and 4.5 (or in any related exhibit, schedule (including the Company Disclosure Letter) or certificate) shall survive until sixty (60) calendar days after the expiration of the applicable period of limitations (giving effect to any waivers or extensions thereof).  The termination of the representations and warranties provided herein shall not affect Parent in respect of any claim made by Parent in reasonable detail in a writing received by the Sellers’ Representative prior to the expiration of the applicable survival period provided herein.  All of the representations and warranties made by Parent in this Agreement, the Ancillary Agreement or in any exhibit or certificate delivered by Parent pursuant hereto shall not survive the Closing.  The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period time).

Section 9.2                                   Indemnification.

(a)                                  From and after the Closing, the individuals listed on Schedule 9.2(a) shall, jointly and severally, and each Seller not listed on Schedule 9.2(a) shall, severally and not jointly (in the case of such Sellers not listed on Schedule 9.2(a), on a pro rata basis in proportion to the number of Shares held by each immediately prior to the Closing) (in such capacity, each an “Indemnifying Party” and collectively, the “Indemnifying Parties”), indemnify, save and hold harmless Parent and its Affiliates and their respective Representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(i)                                     any breach of any representation or warranty made by the Company or any Seller in this Agreement, any Ancillary Agreement or any exhibit, schedule, the Disclosure Letter or certificate delivered by the Company or any Seller pursuant hereto (other than breaches of Section 3.7 to the extent such representation or warranty relates to Income Taxes, which are governed exclusively by Section 9.2(b));

(ii)                                  any breach of any covenant or agreement made, or to be performed, by the Company or any Seller in this Agreement, any Ancillary Agreement or any exhibit, schedule, the Disclosure Letter or certificate delivered by the Company or any Seller pursuant hereto, including, without limitation, the agreement set forth in Section 1.3(a) hereof that the holders of Company A Common Stock and Company B Common Stock shall receive the same per share consideration for the sale of their respective Shares pursuant to this Agreement (other than  breaches of Sections 6.9 through 6.15 to the extent such covenant or agreement relates to Income Taxes, which are governed exclusively by Section 9.2(b));

(iii)                               any claim arising from the Sellers’ Representative’s performance of his or her obligations under this Agreement;

(iv)                              any claim by a participant in the Retention Bonus Plan for any payments or benefits as a result of the termination of his or her employment with the Company or its successors under any Contract to which the Company and such participant are parties or under any severance policy, practice or plan of the Company if such participant has been paid the retention bonus to which he or she is entitled under the Retention Bonus Plan;

(v)                                 any claim asserting a breach of the Hammond Development Agreement based on the Company’s failure to construct the “Hotel Facilities” (as such term is defined in the Hammond Development Agreement)), except for obligations to construct improvements arising under the Fourth Amendment to Hammond Riverboat Gaming Project Development Agreement dated October 26, 2001; provided, that, for purposes of this Section 9.2(a)(v), Damages shall not include the cost of constructing the Hotel Facilities;

(vi)                              any claims arising from the Agreement dated April 21, 1999, among Horseshoe Gaming, L.L.C., Horseshoe Gaming, Inc., Horseshoe Entertainment and New Gaming Capital Partnership and Jack B. Binion, Wendell Piper, Cassandra Piper and Robert Piper and the

Agreement dated April 21, 1999, among Horseshoe Gaming, L.L.C., Horseshoe Gaming, Inc., Horseshoe Entertainment and New Gaming Capital Partnership and Jack Binion, The Robin Group, Inc. and August Robin; and

(vii)                           any claims arising from the Company’s failure to obtain the consents of the holders of Options and SARs pursuant to Section 6.16(e).

(b)                                 Income Tax Indemnification.

(i)                                     From and after the Closing, the Indemnifying Parties shall (on the same terms as set forth in the first sentence of Section 9.2(a)) indemnify, save and hold harmless the Indemnified Parties (including for this purpose, the Acquired Companies) from and against any and all Damages, including lost federal, state and local Income Tax benefits of the Acquired Companies after the Closing Date resulting from Parent (or an Affiliate of Parent) not being entitled to make an effective election under Section 338(h)(10) of the Code with respect to the purchase of the Shares under this Agreement, incurred in connection with, arising out of, resulting from or incident to:

(A)                              Income Taxes of each of the Acquired Companies for all Pre-Closing Tax Periods;

(B)                                Income Taxes of the Sellers imposed on any Acquired Company;

(C)                                any breach of any covenant or agreement made, or to be performed, by the Company or any Seller in Sections 6.9 through 6.15, (to the extent such covenant or agreement relates to Income Taxes, including, for the avoidance of doubt, Sections 6.9 and 6.14); and

(D)                               any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by the Company in Section 3.7 (to the extent such representation or warranty relates to Income Taxes, including, for the avoidance of doubt, Sections 3.7(a) and (b)), except to the extent that any such Damages are otherwise indemnified pursuant to the foregoing clauses (A) through (C) above.

For purposes of this Section 9.2(b), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods.

(ii)                                  From and after the Closing, Parent shall indemnify, save and hold harmless Sellers from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (A) Income Taxes of the Acquired Companies for any Post-Closing Tax Period, except to the extent such Taxes are attributable to a breach by the Company or Sellers of any covenant referenced in Section 9.2(b)(i)(C) or a representation or warranty referenced in Section 9.2(b)(i)(D), and (B) any breach of any covenant or agreement made, or to be performed, by Parent in Sections 6.9 through 6.15, to the extent such covenant or agreement relates to Income Taxes.

(iii)                               In the case of any Straddle Period:

(A)                              real, personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) of the Acquired Companies for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in the Straddle Period; and

(B)                                Taxes of the Acquired Companies (other than Per Diem Taxes) for any Pre-Closing Tax Period shall be computed as if such Tax Period ended as of the end of the day on the Closing Date.

Notwithstanding anything to the contrary in this Agreement, this Section 9.2(b)(iii) shall apply to all Taxes (and not be construed as only applying to Income Taxes).

(iv)                              The Indemnifying Parties’ indemnity obligation in respect of Income Taxes for a Pre-Closing Tax Period shall initially be effected by a withdrawal of funds from the Indemnification Escrow payable to Parent in the amount of the excess of (a) any such Income Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Parent in accordance with Section 6.10 or as otherwise indicated in a written notice prepared by Parent) over (ii) the amount of such Income Taxes paid by Sellers at any time plus the amount of such Income Taxes paid by the Acquired Companies on or prior to the Closing Date.  To the extent not paid out of the Indemnification Escrow, the Indemnifying Parties shall pay such excess to Parent within ten (10) calendar days after written demand is made by Parent (but in no event does such payment have to be made earlier than five (5) calendar days before the date on which Income Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Entity).  If the amount of any such Taxes paid by Sellers at any time and/or the amount of such Income Taxes paid by the Acquired Companies on or prior to the Closing Date exceeds the amount of such Income Taxes for the Pre-Closing Tax Period, Parent shall pay to Sellers the amount of such excess within ten (10) calendar days after the Tax Return with respect to the final Liability for such Taxes is required to be filed with the relevant Governmental Entity.

(v)

(A)                              If a claim shall be made by any Governmental Entity, which, if successful, might result in an indemnity payment relating to Taxes, Parent or Sellers’ Representative, as the case may be, shall promptly and in any event no more than thirty (30) calendar days following receipt of such claim, give written notice to the other party of such claim (a “Tax Claim”); provided, however, the failure to give such notice shall only relieve a party from its indemnification obligations hereunder to the extent it is materially and adversely prejudiced by such failure; and provided, further, that irrespective of whether such party is materially or adversely prejudiced, such party shall be permitted to recover its actual, out-of-pocket monetary damages that are caused by the other party’s failure to timely give the notice required pursuant to this Section 9.2(b)(v)(A).  Such notice shall contain factual information describing in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known, and shall include copies of any notice or other document received from any Governmental Entity in respect of any such asserted Tax liability.

(B)                                With respect to any Tax Claim relating to any Tax Period ending on or prior to the Closing Date, the Sellers’ Representative shall, upon written notification to Parent, control all audits or other proceedings at its own expense, whether administrative or judicial, and may make all decisions taken in connection with any such Tax Claim (including selection of counsel) at its own expense; provided, however, that the Sellers’ Representative and Parent shall jointly control any Tax Claims (or the portion of any Tax Claim) the resolution of which may increase the Taxes of the Acquired Companies for Tax Periods ending after the Closing Date by more than $50,000.  The Sellers’ Representative and Parent shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Acquired Companies for a Straddle Period, and Parent shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Closing Date.  A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding in its sole and absolute discretion.

(C)                                Sellers, Parent, the Acquired Companies and the Sellers’ Representative shall reasonably cooperate with each other in contesting any Tax Claim.  Such cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Notwithstanding anything to the contrary in this Agreement, this Section 9.2(b)(v) shall apply to claims in respect of all Taxes (and not be construed as only applying to Income Taxes).

(c)                                  Interpretation.

(i)                                     The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims.  Notwithstanding anything in this Agreement to the contrary, the term “Damages” shall not include any consequential damages, claims for lost profits or punitive damages, except where such Damages are incurred due to fraud or willful misconduct.

(ii)                                  For purposes of this Article IX, Damages incurred or suffered by a party arising out of any breach of any representation, warranty, covenant or agreement shall be determined without deduction on account of any materiality or Company Material Adverse Effect qualification contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnification hereunder.

Section 9.3                                   Procedure for Claims between Parties.  Except as otherwise provided in Section 9.2(b)(iv), if a claim for Damages is to be made by a Indemnified Party entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the Sellers’ Representative and the Escrow Agent as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX.  Any failure to submit any such notice of claim to the Sellers’

Representative shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Sellers’ Representative demonstrates that an Indemnifying Party was actually prejudiced by such failure.  The Sellers’ Representative shall be deemed to have accepted the Notice and Sellers shall be deemed to have agreed to pay the Damages at issue, and the parties shall promptly instruct the Escrow Agent to disburse funds from the Indemnification Escrow in an amount sufficient to pay the Damages, if the Sellers’ Representative does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice pursuant to Section 9.5.

Section 9.4                                   Defense of Third Party Claims.  Except as otherwise provided in Section 9.2(b)(v) with respect to Tax Claims, if any lawsuit or enforcement action is filed against a Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article IX may be sought, Notice thereof shall be given to the Sellers’ Representative as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Sellers’ Representative demonstrates that an Indemnifying Party was actually prejudiced by such failure.  Except as otherwise provided in Section 9.2(b)(v) with respect to Tax Claims, after such Notice, if the Sellers’ Representative acknowledges in writing to an Indemnified Party that the Indemnifying Parties are liable and have indemnity obligations for any Damages resulting from any such Third Party Claim, then the Sellers’ Representative shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to Parent) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and a Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  If the Sellers’ Representative elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Sellers’ Representative and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  If the Sellers’ Representative fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Sellers’ Representative reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Parties shall be liable for any settlement of any Third Party Claim effected pursuant to and in accordance with this Section 9.4 (subject to Section 9.2(a))and for any final judgment (subject to any right of appeal), and each

Seller agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

Section 9.5                                   Resolution of Conflicts and Claims.

(a)                                  If the Sellers’ Representative objects in writing to any claim for indemnification made by a Indemnified Party in any written Notice of a claim (an “Objection Notice”), the Sellers’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the Sellers’ Representative and Parent shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice.  If the Sellers’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof.

(b)                                 If no such agreement is reached after good faith negotiation, either Parent or the Sellers’ Representative may demand mediation of the dispute, unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation.  In any such mediation, Parent and Sellers’ Representative agree to employ a mediator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such dispute according to the Commercial Mediation Rules of the AAA.  The mediator shall be a corporate attorney practicing in Las Vegas, Nevada, with at least fifteen (15) years experience in acquisitions.  The fees and expenses of the mediator shall be shared equally by Parent and the Sellers’ Representative.  If, after mediation efforts, the Sellers’ Representative and Parent should agree as to all or a portion of a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Indemnification Escrow in accordance with the terms thereof.  If after reasonable efforts, and over a period of sixty (60) calendar days, the parties are unable to reach agreement on such dispute utilizing the mediator, the parties shall be permitted to proceed with any other remedy available to such party.

(c)                                  Notwithstanding anything to the contrary in this Agreement, (a) and (b) of this Section 9.5 shall not apply to any claims for indemnification under Section 9.2(b) with respect to Taxes.

Section 9.6                                   Limitations on Indemnity.  No Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Sections 9.2(a): (i) to the extent the aggregate claims for Damages of the Indemnified Parties are less than $2,000,000 (the “Threshold”) or exceed an amount equal to $91,500,000 (the “Cap”); provided, that, if the aggregate of all claims for Damages equals or exceeds the Threshold, then the Parent shall be entitled to recover for Damages subject to the limitations in this Section 9.6 only to the extent such Damages exceed the Threshold; or (ii) to the extent the subject matter of the claim is covered by insurance (including title insurance), and such insurance proceeds have been actually received by the Indemnified Party (net of any costs and expenses incurred in obtaining such insurance proceeds).  If the Indemnifying Parties pay the Indemnified Parties for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Parties promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Sellers’ Representative on behalf of the Sellers.  The Indemnified Parties shall use reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.  Notwithstanding anything to the contrary herein, if the Indemnified Parties are seeking, or are entitled to seek, indemnification from any of the Indemnifying Parties for Damages due to (i) the Company’s or any Seller’s fraud or willful misconduct, (ii) the Company’s or any Seller’s breach of the representations or warranties set forth in Section 3.2, Section 3.9 (to the extent relating to the Company’s material assets) and Section 4.5, as applicable, and/or (iii) any of the matters set forth Sections 9.2(a)(iii), (iv), (v), (vi) or (vii), the limitations in this Section 9.6 (including the Threshold and the Cap) shall not be applicable to, or otherwise limit an Indemnified Party’s recovery for, such claim.

Section 9.7                                   Payment of Damages..  The Indemnified Party shall be paid in cash by the Indemnifying Party the amount to which the Indemnified Party may become entitled by reason of the provisions of this Article IX, within five (5) days after such amount is determined either by mutual agreement of the parties or pursuant to the arbitration proceeding described in Section 9.5 of this Agreement or on the date on which both such amount and the Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 9.8                                   Sellers’ Representative.

(a)                                  Jack B. Binion shall be the sellers’ representative (the “Sellers’ Representative”) and, as such, shall serve as and have all powers as agent and attorney-in-fact of each Seller, for and on behalf of each Seller:  (i) to give and receive notices and communications; (ii) to have authority to agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes related to the indemnification provisions of this Article IX; (iii) to litigate, mediate, arbitrate, defend, enforce or to take any other actions and execute the Indemnification Escrow Agreement, the Severance Escrow Agreement, the Adjustment Escrow Agreement, the Deposit Escrow Agreement and any other documents that the Sellers’ Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Sellers; (iv) to sign receipts, consents or other documents to effect the transactions contemplated hereby; and (v) to take any and all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.  If Jack B. Binion ceases to act as a Sellers’ Representative for any reason, Phyllis M. Binion shall be deemed to have been substituted and appointed as the Sellers’ Representative.  If Phyllis M. Binion ceases to act as a Sellers’ Representative for any reason, Andrew J. Astrachan shall be deemed to have been substituted and appointed as the Sellers’ Representative.  If Andrew J. Astrachan ceases to act as a Sellers’ Representative for any reason, such Sellers’ Representative or his agent or his legal representative shall notify Parent of such Sellers’ Representative’s intent to resign or inability to serve as Sellers’ Representative, and Sellers holding a majority of the Total Transaction Consideration (determined as of the date hereof) (a “Sellers Majority”) shall, by written notice to Parent, appoint a successor Sellers’ Representative within thirty (30) calendar days.  At any time, the Sellers acting by a Sellers Majority with the consent of the then acting Sellers’ Representative shall have the right to amend the succession provision described above and upon such amendment shall so notify Parent and all Sellers.  Notice or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

(b)                                 Subject to Section 9.8(a), in the event of (i) the death or permanent disability of the Sellers’ Representative, or (ii) his, her or its resignation as a Sellers’ Representative (in the case of both (i) and (ii), with no named successor as provided in Section 9.8(a)), a successor Sellers’ Representative shall be elected by a Sellers Majority.  Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any successor Sellers’ Representative.

(c)                                  The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and shall not be liable to Sellers for any action taken or not taken as a Sellers’ Representative in the absence of such Sellers’ Representative’s willful misconduct or fraud.

(d)                                 A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Sellers, and shall be final, binding and conclusive upon the Sellers, and Parent, the Escrow Agent and any Indemnified Party may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers.  Although the Sellers’ Representative shall not be obligated to obtain instructions from the Sellers prior to any decision, act, consent or instruction, if, and to the extent that, the Sellers’ Representative receives any written instructions from a Sellers Majority, the Sellers’ Representative shall comply with such instructions.

(e)                                  The Sellers shall share, on a pro rata basis in proportion to the number of Shares held by them immediately prior to the Closing, the professional fees and expenses of any attorney, accountants or other advisors retained by the Sellers’ Representative in connection with any action taken or not taken as the Sellers’ Representative.  The Sellers’ Representative shall be entitled to request in writing payment from each Seller its ratable portion of amounts payable to attorney, accountants or other advisors, which amounts shall be paid upon such request to such individuals or the Sellers’ Representative, as set forth in the request submitted by the Sellers’ Representative.  In addition, the Sellers’ Representative shall be entitled to retain up to $30,000,000 of the Total Transaction Consideration to pay the professional fees and expenses of any attorneys, accountants, financial advisors, brokers and other advisors retained by the Sellers’ Representative and other expenses of the Sellers’ Representative incurred in connection with any action taken or not taken as the Sellers’ Representative under this Agreement, including expenses for offices of the Sellers’ Representative.  Any portion of such retained amount that the Sellers’ Representative has determined is not necessary to cover such fees and expenses shall be distributed to the Sellers in accordance with Section 1.3(b).

(f)                                    The power of attorney granted by the Sellers to the Sellers’ Representative pursuant to this Section 9.8 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Seller.

(g)                                 Upon reasonable notice, Parent shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide the Sellers’ Representative reasonable access to all its personnel that were formerly employees of the Company and all properties, books, Contracts, commitments and records of the Company and its Subsidiaries to the extent such access is reasonably required for Sellers’ Representative to fulfill its obligations under this Agreement.

Section 9.9                                   Exclusive Remedy.  After the Closing, the indemnities provided in this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with the breach of any representation, warranty or agreement made by the parties in this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.  Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party.  Notwithstanding anything to the contrary in this Section 9.9, in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by the Company or any Seller, the Indemnified Parties shall have all remedies available at law or in equity (including for tort) with respect thereto.

Section 9.10                            No Environmental Contribution.  The Indemnified Parties shall not be able to seek contribution from the Sellers under any requirements of or obligations imposed by any Environmental Laws and hereby waive all statutory rights against the Sellers under the Environmental Laws; provided, this shall not limit in any manner the right of the Indemnified Parties to seek and obtain indemnification pursuant to the other provisions of this Agreement.

ARTICLE X.
MISCELLANEOUS

Section 10.1                            Sellers Release.

(a)                                  As an inducement to Parent to enter into this Agreement and consummate the transactions contemplated hereby and for other good and sufficient consideration, subject to delivery by Parent of the items listed in Section 1.7(b) hereof, each of the Sellers, with the intention of binding himself and each of such Sellers’ heirs, executors, administrators and assigns (the “Releasors”), does hereby release, acquit and forever discharge Parent and the Company, and each of their past and present Affiliates, Subsidiaries, and Representatives, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, Liens, contracts, agreements, promises, Liability, damages, or loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein, (hereinafter, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to Seller’s ownership of an Equity Interest in the Company or any of its Subsidiaries or the Shares; provided, however, that nothing set forth in this Section 10.1 shall (i) affect the ability of any of the Sellers to bring a Claim under this Agreement or (ii) release, acquit or discharge any rights to indemnification to which any Seller may be entitled under the Organizational Documents as in effect on the date hereof or under any indemnification agreement between such Seller and the Company or any of its Subsidiaries in existence as of the date hereof.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to release Parent from any of its obligations to Sellers under this Agreement.

(b)                                 Each Seller represents and warrants to the Company and Parent that there has been no assignment or other transfer of any interest in any Claim which such Seller may have against the any of the Releasees, and each Seller agrees to indemnify and hold the Releasees harmless from any Liability, Claims or attorneys’ fees or expenses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

(c)                                  Each Seller represents and warrants to the Company and Parent that it has not filed, nor has as of the date hereof, any Claims against any of the Releasees.  Each Seller agrees that if such Seller hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including, without limitation, through any motion to reconsider, reopen or appeal the dismissal of the suit or action, then such Seller will pay to the Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all expenses and costs (including, without limitation, attorneys’ fees) incurred by such Releasees in defending or otherwise responding to said Claim.

(d)                                 Notwithstanding anything to the contrary herein, the release set forth in this Section 10.1 shall have no force and effect until the Closing.

(e)                                  EACH SELLER ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EACH SELLER, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE, SHE OR IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Section 10.2                            Certain Definitions.  For purposes of this Agreement, the term:

“8.625% Indenture” means the Indenture dated May 11, 1999 by and between the Company and U.S. Trust Company, National Association regarding 8.625% Senior Subordinated Notes due 2009.

“Acquired Companies” means the Company and all of its Subsidiaries.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Ancillary Agreement” means the License Agreement.

“Beginning of the Closing Gaming Day” means 4:01 AM local time on the Closing Date for Tunica Casino, 5:01 AM local time on the Closing Date for Bossier Casino and 6:01 AM local time on the Closing Date for Hammond Casino.

“Bossier Casino” means the business operations owned and operated by the Company or any of its Subsidiaries located in Bossier City, Louisiana.

“Cash Adjustment Amount” means an amount equal to the cash and cash equivalents on hand of the Company at the Beginning of the Closing Gaming Day and as set forth on the Closing Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event or effect that (A) is materially adverse to the business, properties, financial condition, results of operations or prospects of (1) the Company and its Subsidiaries, taken as a whole or (2) any of the separate gaming facilities operated by the Company or its Subsidiaries, except, in each case, for any such change, event or effect resulting from or arising out of (i) changes in or affecting the (w) the gaming industry generally in the United States or the gaming industry in the states of Louisiana, Indiana and Mississippi (which changes do not disproportionately affect the Company relative to other participants in such industries in any material respect), (x) financial, banking, currency or capital markets or other economic conditions in the United States in general, (y) the enactment of any Laws or any regulatory approvals or consents permitting gaming activities any jurisdictions in which gaming activities are, as of the date of this Agreement, prohibited or granting additional licenses to conduct gaming activities or otherwise increasing the type or volume of gaming activities permitted in such jurisdictions or (z) the imposition of any new or additional Taxes on any operations of the Company or its Subsidiaries or on any other gaming activities, or (ii) the execution or public announcement of this Agreement and the transactions contemplated hereby, (B) has, or would be reasonably likely to, materially delay the consummation of the transactions contemplated by this Agreement or (C) prevents the Company or any of its Subsidiaries from retaining or, if such licenses are revoked for any reason, obtaining or renewing gaming licenses currently held by the Company or its Subsidiaries under Company Gaming Laws.

“Company Material Contract” means any Contract (A) filed or listed as an exhibit to the Company SEC Reports or (B) disclosed in Section 3.11(a) of the Company Disclosure Letter.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Disregarded Subsidiary” shall mean any Subsidiary that is not organized as a corporation and for federal income tax purposes has only a single owner.

“Domestic Corporate Subsidiary” shall mean each Subsidiary (other than License) that is created or organized in the United States as a corporation under the laws of its organizational State.

“Encumbrances” means claims, pledges, agreements, limitations on voting rights, charges or other encumbrances or restrictions on transfer of any nature.

“Environmental Laws” means any and all applicable Laws which (1) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (2) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Executive Severance Agreements” means, collectively, the individual Executive Severance Agreements between the Company and each of the employees listed on Schedule 6.16(d).

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Indiana Gaming Commission, the Louisiana Riverboat Gaming Commission, the Louisiana Gaming Control Board, the Riverboat Gaming Enforcement Division of Louisiana State Police and the Mississippi Gaming Commission and, in the case of Parent, also shall include all governmental authorities or agencies charged with enforcing Parent Gaming Laws.

“Hammond Casino” means the business operations owned and operated by the Company or any of its Subsidiaries located in Hammond, Indiana.

“Hammond Development Agreement” means that certain Hammond Riverboat Gaming Project Development Agreement by and among City of Hammond, Indiana, City of Hammond,

Department of Redevelopment and Empress Casino Hammond Corporation dated as of June 21, 1996, as amended by that certain First Amendment to Hammond Riverboat Gaming Project Development Agreement dated August, 1999, as further amended by that certain Second Amendment to Hammond Riverboat Gaming Project Development Agreement dated August, 1999, as further amended by that certain Third Amendment to Hammond Riverboat Gaming Project Development Agreement dated December, 2000, as amended by that certain Fourth Amendment to Hammond Riverboat Gaming Project Development Agreement dated October 26, 2001.

“Hammond License Agreement” means that certain License Agreement by and between Hammond Port Authority and Empress Casino Hammond Corporation dated as of June 21, 1996, as amended by that certain Amendment to License Agreement dated as of December 19, 2002.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Income Tax” shall mean any federal, state, local or foreign income Tax, alternative minimum Tax or other similar Tax (but only if determined with respect to net income).

“Income Tax Return” shall mean any Tax Return relating to Income Taxes.

“Indebtedness” means any Liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than the Company or any of its Subsidiaries

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” means, when used in the phrase “knowledge of the Company” or “the Company’s knowledge” and words of similar import, the actual knowledge of Jack B. Binion, Roger Wagner, Dominic F. Polizzotto or Kirk C. Saylor, after due inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision , rule of common law or finding.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or other claims of third parties of any kind.

“Non-Income Tax” shall mean any Tax other than an Income Tax.

“Non-Income Tax Return” shall mean any Tax Return relating to a Non-Income Tax.

“Parent Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations and manufacturing and distributing operations of Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, event or effect that (A) is materially adverse to the business, properties, financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such change, event or effect resulting from or arising out of (i) changes in or affecting the (w) the gaming industry generally in the United States or the gaming industry in the states of Louisiana, Nevada, Indiana and Mississippi (which changes do not disproportionately affect Parent relative to other participants in such industries in any material respect), (x) financial, banking, currency or capital markets or other economic conditions in the United States in general, (y) the enactment of any Laws or any regulatory approvals or consents permitting gaming activities any jurisdictions in which gaming activities are, as of the date of this Agreement, prohibited or granting additional licenses to conduct gaming activities or otherwise increasing the type or volume of gaming activities permitted in such jurisdictions or (z) the imposition of any new or additional Taxes on any operations of Parent or its Subsidiaries or on any other gaming activities, or (ii) the execution or public announcement of this Agreement and the transactions contemplated hereby, (B) has, or would be reasonably likely to, materially delay the consummation of the transactions contemplated by this Agreement or (C) prevents Parent or any of its Subsidiaries from retaining or, if such licenses are revoked for any reason, obtaining or renewing gaming licenses currently held by Parent or its Subsidiaries under applicable gaming Laws.

“Partnership Subsidiary” shall mean a Subsidiary that for federal Income Tax purposes is treated as a partnership.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Retention Bonus Plan” means the Amended and Restated Horseshoe Gaming Holding Corp. Retention Bonus Plan.

“SEC” means the Securities and Exchange Commission.

“Sellers’ Tax Cost” shall mean the additional amount of consideration that would need to be received by the Sellers so that the net after-Tax Total Transaction Consideration (calculated including the Sellers’ Tax Cost, but excluding the Equity Spreads) collectively received by the Sellers from the sale of the Shares and the making of the Section 338 Elections is equal to the amount of the net-after-Tax proceeds the Sellers collectively would have received had the Sellers sold their Shares for the Total Transaction Consideration (calculated exclusive of Sellers’ Tax Cost and of the Equity Spreads) and no Section 338 Elections had been made.  The Sellers’ Tax Cost shall be calculated assuming that the entire amount of income realized by a Seller if no Section 338 Elections had been made would have been taxable only in the State or locality in which such Seller (or, in the case of a Seller that is a trust, the beneficiary of such trust) was a resident (for State or local Tax purposes) on the Closing Date.  In determining the amount of additional Tax that a Seller would be subject to as a result of the making of the Section 338 Elections, the parties hereto agree that (A) no Transfer Taxes imposed on (or economically borne by) the Seller shall be taken into account, (B) the actual facts regarding the residence of each Seller (or, in the case of a Seller that is a trust, the beneficiary of such trust), the filing status for Tax purposes of each Seller under federal and applicable state and local Tax Laws, the applicable holding period of each Seller in its Shares, and other reasonably ascertainable matters, shall be taken into account, and (C) reasonable assumptions with respect to (i) the applicable rate of Tax, (ii) the availability of deductions attributable to any part of the Sellers’ Tax Cost, and (iii) the applicability of the alternative minimum Tax, shall be employed in order to equitably compensate each Seller for the additional Tax cost associated with the making of the Section 338 Elections.

“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other Equity Interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes, charges and fees, and shall include any Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise.

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any out-of-pocket filing expenses, penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Tunica Casino” means the business operations owned and operated by the Company or any of its Subsidiaries located in Tunica County, Mississippi.

“Tunica CCR’s” means (i) that certain Declaration of Restriction dated December 14, 2001, by Robinson Property Group Limited Partnership, which was filed for record in Book A 6, Page 601 in the office of the Chancery Clerk of Tunica, County, Mississippi, (ii) that certain Grant of Easements and Declaration of Covenants executed by Robinson Property Group Limited Partnership, a Mississippi limited partnership, formerly a Nevada limited partnership dated January 21, 1994, recorded in Book B-5, Page 013 in the office of the Chancery Clerk of Tunica County, Mississippi, which was amended by First Amendment to Grant of Easements and Declaration of Covenants executed by Robinson Property Group Limited Partnership, a Mississippi limited partnership, dated July 28, 1994, filed on September 26, 1994 at 3:35 P.M. and recorded in Book D-5 at Page 479, in the office of the Chancery Clerk of Tunica County, Mississippi, and (iii) that certain Declaration executed by Robinson Property Group Limited Partnership, a Mississippi limited partnership, formerly a Nevada limited partnership dated January 21, 1994, recorded in Book B-5, Page 102, in the office of the Chancery Clerk of Tunica County, Mississippi.

Section 10.3                            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent, addressed to it at:

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, NV 89119

Fax:                           (702) 407-6286

Attn:                    General Counsel

with a mandated copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925

Fax:                           (714) 755-8290

Attn:                    Charles K. Ruck, Esq.

If to the Company, addressed to it at:

Prior to the Closing Date:

Horseshoe Gaming Holding Corp.

9921 Covington Cross Road

Las Vegas, Nevada 89144-6835

Fax:                           (702) 932-7815

Attn:                    General Counsel

On and after the Closing Date:

Sellers’ Representative

9831 Orient Express Ct.

Las Vegas, Nevada 89145

Fax:                           (702) 363-6509

Attn:                    Jack B. Binion

with a mandated copy to:

Swidler Berlin Shereff Friedman, LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Fax:                           (212) 891-9598

Attn:                    Martin Nussbaum, Esq.

Section 10.4                            Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

Section 10.5                            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6                            Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in full force and effect until the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the respective Disclosure Letters, none of Parent or the Company makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 10.7                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.8                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise, except Parent may, without prior consent of any other party hereto, transfer or assign by operation of law or otherwise this Agreement to any Affiliate or Subsidiary of Parent, provided that Parent shall remain liable for all of its obligations hereunder.  Any assignment in violation of the preceding sentence shall be void.

Section 10.9                            Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.7, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10                     Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.11                     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in the State of New York, appoints Corporation Service Company, 80 State Street, Albany, NY  12207, as such party’s agent in the State of New York for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.13                     Strict Performance.  The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14                     Amendment.  This Agreement may be amended by Parent, the Company and the Sellers’ Representative, except that Section 9.8 may be amended as set forth in the second to last sentence of Section 9.8.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, the Company and the Sellers’ Representative.

Section 10.15                     Extension; Waiver.  At any time prior to the Closing, Parent, the Company and the Sellers, by action taken or authorized by their respective boards of directors (in the case of the Sellers, by the Sellers’ Representative) may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or, in the case of Sellers, by the Sellers’ Representative).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

HARRAH’S ENTERTAINMENT, INC.,

By:	/s/ Charles L. Atwood
Charles L. Atwood
Senior Vice President, Chief Financial Officer and Treasurer

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Jack B. Binion
Jack B. Binion
Chairman and Chief Executive Officer

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